UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Franchise Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FRANCHISE GROUP, INC.
109 Innovation Court, Suite J
Delaware, Ohio 43015

April 22, 2022

Dear Fellow Stockholder:

You are cordially invited to attend Franchise Group, Inc.'s 2022 Annual Meeting of Stockholders, which will be held via live webcast on Tuesday, May 17, 2022, at 10:30 a.m., Eastern Time. For planning purposes and in support of the health and well-being of our employees, directors and stockholders, we have made the decision to hold the 2022 Annual Meeting virtually this year. While you will not be able to attend the 2022 Annual Meeting in person this year, we look forward to a time when we can meet in person again. Details regarding access to the virtual meeting and the business to be conducted are described in the attached Proxy Statement. We have also made available with the accompanying Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 25, 2021, which includes our 2021 audited consolidated financial statements and provides information about our business.

The attached Proxy Statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our Company by voting on the matters described in the accompanying Proxy Statement. We hope that you will be able to attend the meeting via the webcast. Our directors and management team will be available to answer questions, and you will have an opportunity to vote during the meeting.

The Company’s Board of Directors welcomes and appreciates the interest of all our stockholders in Franchise Group, Inc.’s affairs and encourages those entitled to vote at the Annual Meeting to take the time to do so. We hope you will attend the 2022 Annual Meeting via the webcast, but if you are unable to do so, please vote your shares by either: (1) signing, dating and promptly returning the enclosed proxy card in the accompanying postage-paid envelope, (2) online at www.proxypush.com/frg until 11:59 p.m. (ET) on May 16, 2022, or (3) you may call 1-866-883-3382 via a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 16, 2022. We look forward to your attendance at the virtual meeting and the opportunity to review our developments over the past year and to share with you our plans for the future.

On behalf of the entire Board of Directors, I'd like to thank you for your commitment and support.

Sincerely,

Matthew Avril Chairman of the Board of Directors Franchise Group, Inc.

FRANCHISE GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2022

The Annual Meeting of Stockholders of Franchise Group, Inc. (the "Company") will be held via live webcast on Tuesday, May 17, 2022, at 10:30 a.m. Eastern Time (the "2022 Annual Meeting").

The 2022 Annual Meeting will be held for the following purposes:

1.Election of seven (7) directors to the Board of Directors, each to serve until the 2023 annual meeting and until their successors are elected and qualified;

2.Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

3.Ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022 ("Fiscal 2022"); and

4.Transaction of any other business that properly comes before the 2022 Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The Board of Directors has fixed the close of business on April 1, 2022 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the 2022 Annual Meeting.

Stockholders of record of the Company's common stock, par value $0.01 per share ("Common Stock"), as of the close of business on April 1, 2022 are entitled to receive notice of, and to vote at, the 2022 Annual Meeting. Included in these materials are the Proxy Statement and the Company's Annual Report on Form 10-K (the “2021 Annual Report”) as described in the Proxy Statement accompanying this notice, which includes the Company's audited consolidated financial statements for the fiscal year ended December 25, 2021 ("Fiscal 2021"). The notice and proxy card are filed as part of the Proxy Statement. These materials are being sent to stockholders on or about April 22, 2022 and are also available online at the Company's website at www.franchisegrp.com and at the Securities and Exchange Commission ("SEC") website at www.sec.gov.

By Order of the Board of Directors,

Brian R. Kahn President and Chief Executive Officer Franchise Group, Inc.

Delaware, Ohio
April 22, 2022

FRANCHISE GROUP, INC.
2022 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING AND VOTING

PROXY STATEMENT

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Franchise Group, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders which will be held via live webcast on May 17, 2022, at 10:30 a.m., Eastern Time (the "2022 Annual Meeting"). References to the 2022 Annual Meeting in this Proxy Statement include any adjournment or postponement of the 2022 Annual Meeting. The proxy materials were first mailed to stockholders on or about April 22, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 17, 2022

    The notice of the 2022 Annual Meeting, this Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2021 ("2021 Annual Report") are available online at the Company's website at www.franchisegrp.com.

VOTING INSTRUCTIONS AND INFORMATION

Who may vote at the 2022 Annual Meeting?

Each holder of the 40,354,436 shares of the Company's common stock, par value $0.01 per share ("Common Stock") issued and outstanding at the close of business on April 1, 2022 ("Record Date") will be entitled to receive a notice of the 2022 Annual Meeting, and to attend and vote at the 2022 Annual Meeting. These persons are considered "holders of record," and will be entitled to cast one vote per share owned for each proposal to be considered at the 2022 Annual Meeting.

What proposals will be voted on at the 2022 Annual Meeting?

Stockholders will vote on three proposals at the 2022 Annual Meeting:

1.Election of seven (7) directors to serve on our Board (Proposal 1);

2.Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 2);

3.Ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022 ("Fiscal 2022") (Proposal 3); and

4.Transaction of any other business that properly comes before the 2022 Annual Meeting and any adjournment or postponement thereof.

We are not aware of any matters to be presented at the 2022 Annual Meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the 2022 Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the 2022 Annual Meeting is adjourned, the proxies may vote your shares at the adjournment or postponement as well.

How does the Board recommend that I vote on these proposals?

The Board recommends that you vote your shares:

1.    "FOR" each of the Board's nominees for director (Proposal 1);

2.     "FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 2); and

3.     "FOR" the ratification of the appointment of Deloitte as our independent registered public accounting firm for Fiscal 2022 (Proposal 3).

Who will bear the cost of this proxy solicitation?

The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, 2021 Annual Report, and any additional solicitation materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock and Preferred Stock for their expenses in forwarding the proxy materials to those beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive any additional compensation for solicitation, by mail, email, facsimile, telephone or personal contact.

What is included in the proxy materials?

The proxy materials include:

•This Proxy Statement for the 2022 Annual Meeting, including a proxy card; and
•Our 2021 Annual Report.

If I am a stockholder of record, how do I vote?

You may vote by the following methods:

•By Mail. To vote by mail, you will need to sign, date and return the accompanying proxy card that was sent to you with the proxy materials.

•By Phone. To vote by phone use a touch-tone telephone and dial 1-866-883-3382. You may only vote your proxy by phone until 11:59 p.m. (ET) on May 16, 2022.

•By Internet. To vote by internet you may visit www.proxypush.com/frg. You may only vote your proxy by Internet until 11:59 p.m. (ET) on May 16, 2022.

How may I attend the 2022 Annual Meeting?

The 2022 Annual Meeting will be via live webcast on May 17, 2022 at 10:30 a.m. ET. To participate in the online meeting:

•You must first register. Visit register.proxypush.com/frg on your smartphone, tablet or computer.

•As a stockholder, you will then be required to enter your control number which is located in the upper right hand corner of your proxy card.

•After registering, you will receive a confirmation email. Approximately one (1) hour prior to the start of the meeting you will receive an email with a unique link to the virtual meeting.

    We recommend accessing the 2022 Annual Meeting webcast using an up-to-date internet browser such as Chrome, Firefox, Safari, or Edge.

You may submit questions during the registration process as described above or any time during the virtual 2022 Annual Meeting.

If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you must contact the broker, bank or other nominee that holds your shares to request an access code and meeting code and, if you would like to vote during the virtual 2022 Annual Meeting, a legal proxy giving you the right to vote your shares. To access the 2022 Annual Meeting, visit the link provided above, have your access code and meeting code available, and follow the instructions. You may only vote during the 2022 Annual Meeting by emailing a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com.

How do I vote before the 2022 Annual Meeting?

You may vote either by mail, phone or you may vote online.

Voting by mail.

To vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company or to Equiniti Group plc at the address indicated on the proxy card, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote during the meeting if you decide to attend the 2022 Annual Meeting.

Voting by phone.

To vote on the proposals on the agenda by phone, please dial 1-866-883-3382 and follow the instructions provided by the operator. Please note that you may only vote your proxy by phone until 11:59 p.m. (ET) on May 16, 2022.

Voting by internet.

    To vote on the proposals on the agenda by internet, please visit www.proxypush.com/frg. Please note that you may only vote your proxy online until 11:59 p.m. (ET) on May 16, 2022.

How do I vote during the 2022 Annual Meeting?

     To vote during the 2022 Annual Meeting you must vote by phone or internet. The meeting website referenced above will direct you to the voting link to vote online or provide instructions on how to vote on the phone. You will need a control number in order to vote during the 2022 Annual Meeting. You may vote during the 2022 Annual Meeting until the operator indicates that voting has been cut off.

What does it mean if I receive more than one set of proxy materials for the 2022 Annual Meeting?

It means your shares are held in more than one account. You should vote all of your shares, using the separate proxy card provided with each set of proxy materials.

What is householding?

As permitted by the SEC, only one set of the proxy materials is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of proxy materials. This is known as householding.

The Company will promptly deliver, upon request, a separate copy of the Proxy Statement or the 2021 Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Company's Deputy General Counsel in writing at 109 Innovation Court, Suite J, Delaware, Ohio 43015, Attention: Deputy General Counsel, or by email at tmcwaters@franchisegrp.com.

How may I view the voting results?

The results of voting at the 2022 Annual Meeting will be filed with the SEC within four business days after the 2022 Annual Meeting and will be available on the SEC's website (www.sec.gov) or on our website (www.franchisegrp.com). If the final results are not available at that time, we will provide preliminary voting results in a Current Report on Form 8-K and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they are available.

How may I revoke my proxy?

You may change or revoke your proxy at any time before it is voted at the 2022 Annual Meeting. You can send a written notice of revocation of your proxy to the Deputy General Counsel so that it is received before the taking of the vote at the 2022 Annual Meeting. In order to revoke your proxy, you must also notify the Deputy General Counsel of your intent to vote in another acceptable form, e.g., either by mail, by phone or by voting online, and then vote your shares before the meeting. If you require assistance in changing or revoking your proxy, please contact the Deputy General Counsel at 109 Innovation Court, Suite J, Delaware, Ohio 43015, Attention: Deputy General Counsel or by email at tmcwaters@franchisegrp.com.

What constitutes a quorum?

Holders of a majority of the voting power represented by the issued and outstanding shares of capital stock of the Company entitled to vote who are present in person or represented by proxy, will constitute a quorum at the 2022 Annual Meeting. A quorum is required to transact business at the 2022 Annual Meeting. A representative of Equiniti Group plc has been appointed by the Board to act as the inspector of elections. The inspector of elections will tabulate the votes cast by proxy or in person at the 2022 Annual Meeting and will determine whether or not a quorum is present. If a quorum is not present, the 2022 Annual Meeting may be adjourned in order to solicit additional proxies.

How are votes counted?

Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such stockholder. Except for the election of directors and except as otherwise required by law, the Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws (the “Bylaws”), the affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the 2022 Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. A plurality of the voting power of the shares of capital stock present in person or represented by proxy at the 2022 Annual Meeting and entitled to vote with respect to the election of directors shall elect directors.

Election of Directors (Proposal 1)

To be elected as a director, a nominee must receive a plurality of the voting power of the shares of capital stock present in person or represented by proxy and entitled to vote and, therefore, "withhold votes" will not impact the outcome of the elections.

Advisory and Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers (Proposal 2)

    Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers.

Ratification of Independent Registered Public Accounting Firm (Proposal 3)

    Ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for Fiscal 2022 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the ratification of the Company's independent registered public accounting firm.

    Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1."FOR" the election of each of the director nominees;

2."FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

3."FOR" the ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for Fiscal 2022; and

4.In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the 2022 Annual Meeting.

What are broker non-votes, and how are they counted?

Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting customers' shares on non-routine matters in the absence of specific instructions from those customers. This is commonly referred to as a "broker non-vote."

The election of directors and the advisory approval of the compensation of the Company's named executive officers are considered non-routine matters and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. With respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as "votes cast" either for or against such proposals. Because broker non-votes with respect to these matters will not be counted as "votes cast," if your shares are held in street name, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count.

If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must vote each proxy card by one of the approved methods: either by signing and return each proxy card by mail, voting each proxy card by phone or voting each proxy card online as described above. You also may attend and vote during the 2022 Annual Meeting.

Is my vote confidential?

Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the 2022 Annual Meeting except:

•To meet any legal requirements;
•To assert claims for or defend claims against the Company;
•To allow authorized individuals to count and certify the results of the stockholder vote;
•To facilitate a successful proxy solicitation; or
•To respond to stockholders who have written comments on proxy cards.

What is the Company's internet address?

The Company's internet address is www.franchisegrp.com. The Company's filings with the SEC are available free of charge via the "Financial Information" link at this website (click on the "SEC Filings" heading) and may also be found at the SEC's website at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

BOARD MEMBERSHIP CRITERIA AND PROCESS

In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee") considers the appropriate balance of skills, knowledge, diversity of background and experience, and expertise useful and appropriate to the effective oversight of our business. Additionally, the Nominating Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole. The Nominating Committee is committed to advancing diversity and the Company believes that its director nominees further its commitment to enhancing diversity at the Board level. The Board and the Nominating Committee believe that the seven nominated directors encompass a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests and the interests of the Company’s stockholders. Additionally, the Board and the Nominating Committee believe that the director nominees reflect the diversity of the Company’s stockholders, employees, franchisees, dealers, customers and the community.

The Nominating Committee’s process for identifying and evaluating candidates to be nominees to the Board is typically initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board, management and, if the Nominating Committee deems appropriate, a third-party search firm which would help to identify candidates. The Nominating Committee considers candidates who are recommended by directors or stockholders, and who satisfy the qualifications we seek in our directors. A stockholder may recommend a director candidate. Instruction for submitting a director nominee is included under the "Nominating Committee" section below.

Our Certificate of Incorporation and Bylaws provide that except as may be provided in a resolution or resolutions of the Board providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, the total number of directors constituting the entire Board shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time by a vote of the Board.

By resolution of the Board, the present size of the Board has been established at seven.  The Bylaws include an advance notice procedure for stockholder approvals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. No nominations were received for the 2022 Annual Meeting, and the seven nominees for the Board being recommended for election at the 2022 Annual Meeting are being recommended by the Board, acting upon the recommendation of the Nominating Committee. Each of the seven nominees, if elected, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Five of the seven nominees are current directors of the Board. The Board has nominated Matthew Avril, Cynthia S. Dubin, Lisa M. Fairfax, Thomas Herskovits, Brian R. Kahn, Gary S. Rich and Nanhi Singh for election as directors of the Company. Each nominee has consented to be named and to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for any substitute nominees.

DIRECTOR NOMINEES

 The following table sets forth information regarding our director nominees and designees, as of the date of this Proxy Statement:

Name	Age	Position(s)
Matthew Avril	61	Director
Cynthia S. Dubin	60	Director
Lisa M. Fairfax	51	Director
Thomas Herskovits	75	Director
Brian R. Kahn	48	Director
Gary S. Rich	60	Director
Nanhi Singh	52	Director

The Board believes that diversity and inclusion is critical to the success of the Company. As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business as well as members who have different skill sets and points of view. Recently adopted listing requirements of NASDAQ require each listed company to have, or explain why it does not have, two diverse directors on the board, including at least one diverse director who self-identifies as female and at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. Our current board composition is in compliance with this requirement. The matrix below provides certain highlights of the composition of our Board members based on self-identification. Each of the categories listed in the matrix below has the meaning as it is used in NASDAQ Listing Rule 5605(f).

Board Diversity Matrix (As of April 1, 2022)
Total Number of Directors	7
	Female		Male		Non-Binary		Did Not Disclose Gender
Part I: Gender Identity
Directors	3		4		—		—
Part II: Demographic Background
African American or Black	1		—		—	—	—
Alaskan Native or Native American	—		—		—	—	—
Asian	1		—		—	—	—
Hispanic or Latinx	—		—		—	—	—
Native Hawaiian or Pacific Islander	—		—		—	—	—
White	1		4		—	—	—
Two or More Races or Ethnicities	—		—		—	—	—
LGBTQ+	—	—	—	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—	—	—	—

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

Matthew Avril. Mr. Avril, age 61, has served as a director of the Company since September 2018 and is a self-employed consultant. He was appointed as Chairman of the Board of Directors in March 2020. He is currently a member of the strategic advisory board of Vintage Capital Management, LLC (“Vintage”). From January 2018 to June 2020, he served as a director and Chair of the Board of Directors of Babcock & Wilcox Enterprises, Inc. (“Babcock & Wilcox”), a global leader in energy and environmental technologies and services for the power and industrial markets. From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc., a hospitality and vacation ownership company. From July 2014 until June 2016, Mr. Avril was a director of Aaron’s, Inc., a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories. From March 2011 to April 2016, Mr. Avril was a director of API Technologies Corporation, a developer of radio frequency and microwave, power and securities applications. From February 2015 to March 2016, he was consultant to and Chief Executive Officer-elect for Vistana Signature Experiences, Inc. (“Vistana”), a vacation ownership business. Previously, he served as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), an international hotel and leisure company with extensive franchise operations, from August 2008 to July 2012. From 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana. Mr. Avril’s management background provides substantial additional expertise to the Board. Mr. Avril is a Certified Public Accountant (inactive status). Mr. Avril received a B.S. in Accounting from the University of Miami.

Cynthia S. Dubin. Ms. Dubin, age 60, is an experienced chief financial officer and board director. In February 2019, Ms. Dubin was appointed to the board of the U.K. Competition and Markets Authority ("CMA") and is the Chair of its Audit and Risk Assurance Committee and Chair of the Nominations Committee. The CMA is a non-ministerial government department, responsible for strengthening business competition and preventing and reducing anti-competitive activities. In March of 2019, she was appointed to the board of Hurco Group Companies and sits on their Audit Committee. Hurco, NASDAQ-listed, is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools. From 2015 to September 2020, she served on the Board of Directors of Babcock & Wilcox Enterprises, Inc., a NYSE-listed global leader in advanced energy and environmental technologies and services. During her service, she served as the Chair of its Audit and Finance Committee and a member of its Governance Committee. Since July 2020, Ms. Dubin has served as a director for Synthomer plc, a London Stock Exchange traded chemicals manufacturer and is the Chair of its Audit Committee and a member of its Remuneration and Nominations Committees. Since December 2020, Ms. Dubin has also served as a director for ICE Futures Europe, an exchange for futures and options contracts for crude oil, interest rates, equity derivatives, natural gas, power, coal, emissions, and soft commodities, and is a member of its Risk and Audit Committee. Ms. Dubin served as the CFO of Pivot Power LLP, an emerging leader in power storage and electric vehicle infrastructure in the U.K., from August 2018 to March 2019. Ms. Dubin was also the CFO for JKX Oil & Gas plc, from 2011 to 2016 and CFO for Canamens Ltd. from 2006 to 2011. These companies were London Stock Exchange listed and private equity-backed oil and gas exploration and production companies, respectively. Previously, Ms. Dubin was European CFO for a pre-eminent builder, owner and operator of large-scale power generation projects and started her career as a project finance banker. Ms. Dubin’s management, corporate finance, mergers and acquisitions, capital markets, and risk management and oversight experience brings substantial additional expertise to the Board. Ms. Dubin received a B.S. (finance and economics) from Georgetown University.

Lisa M. Fairfax. Ms. Fairfax, age 51, is currently a tenured professor at the University of Pennsylvania (Carey) Law School (“Penn”), where she is the Presidential Professor and Co-Director of Penn’s Institute for Law & Economics. From July 2009 to June 2021, Ms. Fairfax was a tenured and chaired professor at the George Washington University Law School ("GW"), where she was the Alexander Hamilton Professor of Business Law, and the Founder and Director of the GW Corporate Law and Governance Initiative. From September 2015 to August 2019, Ms. Fairfax served as an appointed member of the Investor Advisory Committee of the SEC. From January 2008 to December 2011, Ms. Fairfax served as a member of the National Adjudicatory Council of the Financial Industry Regulation Authority (“FINRA”). From June 2008 to June 2012, Ms. Fairfax served on FINRA’s NASDAQ Market Regulation Committee. Ms. Fairfax is currently Chair of the Board of Georgetown Day School, an independent K-12 school in Washington, D.C. Ms. Fairfax serves on the Board of DirectWomen, a nonprofit focused on increasing public company board diversity, and is a member of DirectWomen’s finance and audit committee. Ms. Fairfax is an elected member of the American Law Institute (“ALI”), and serves on the Advisory Group for the ALI’s Restatement of the Law, Corporate Governance. Ms. Fairfax is a member of the SEC Historical Society Board of Advisors. Prior to joining GW, Ms. Fairfax was a tenured professor and Director of the Business Law Program at the University of Maryland School of Law. Before entering academia, Ms. Fairfax practiced corporate and securities law with Ropes & Gray LLP in Boston and the District of Columbia. Ms. Fairfax’s financial services, securities, capital markets, regulatory environment, board oversight and duties, board oversight of environmental, social and governance (ESG), and corporate governance background provides substantial additional expertise to the Board. Ms. Fairfax received a Juris Doctorate from Harvard Law School with honors and an A.B. from Harvard College with honors.

Thomas Herskovits. Mr. Herskovits, age 75, served as a director of the Company from October 2015 until November 2017 and was reappointed to serve as a director in March 2018. Since 2014, Mr. Herskovits has been managing director of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was CEO of WinView, Inc., a privately-held technology company, and served on the Board of Directors from 2012 to 2015. He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, a golf equipment and instruction company, as President & CEO of Specialty Foods, and as President of Kraft Dairy and Frozen Products. Mr. Herskovits was President of the Breakfast Foods Division of General Foods and spent the first nine years of his career in brand management at The Procter & Gamble Company. Mr. Herskovits’ management, finance and consumer products backgrounds provide substantial additional expertise to the Board. Mr. Herskovits received a B.S. in Architecture and Finance and an M.B.A. in Finance and Marketing from Syracuse University.

Brian R. Kahn. Mr. Kahn, age 48, has served as a director of the Company since September 2018 and as the Company's President and Chief Executive Officer since October 2019. Mr. Kahn founded and has served as the investment manager of Vintage and its predecessor, Kahn Capital Management, LLC, since 1998. Vintage is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Mr. Kahn has served as Chairman of the Board of Directors of Buddy’s Newco LLC, an operator and franchisor of rent-to-own stores under the banners of Buddy’s Home Furnishings, Chairman of the Board of Directors of API Technologies Corporation, a developer of radio frequency and microwave, power and securities applications, from 2011 until 2016 and White Electronic Designs Corporation from 2009 until 2010. Mr. Kahn has also served as a director of Aaron’s, Inc., a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories from 2014 until 2015, Integral Systems, Inc., a provider of products, systems and services for satellite command and control, telemetry and digital signal processing, data communications, enterprise network management and communications information assurance, from 2011 to 2012, and Babcock & Wilcox, a global leader in energy and environmental technologies and services for the power and industrial markets, from 2018 to 2020. Mr. Kahn brings to the Board extensive management and consumer finance expertise, as well as public company experience. Mr. Kahn received a B.A. from Harvard University.

Gary S. Rich. Mr. Rich, age 60, is the founder of Rich Leadership, LLC a leadership advisory firm since 2007, where he provides counsel to CEO's and their Boards on issues of leadership development and organization performance management. Since 2015, he has been a director of Stingray Group Inc. (RAY.A TSE), where he serves as chairman of the Human Resources Committee. Since 2013, he has been a director of Mercon Coffee Group (International Coffee Producers and Traders) where he serves as chairman of the Compensation Committee. In February of 2022, Mr. Rich was named a director of Menai Financial Group, LLC. From 2002 to 2007, Mr. Rich served as President of QSP a division of The Readers Digest Association. From 1998 to 2002 he served as Chief Human Resources Officer of The Readers Digest Association. From 1996 to 1998, he was Chief Human Resources Officer for ACNielsen. Mr. Rich started his career at The American Express Company where he held various executive positions in the U.S., France, and England between 1986 and 1996. Mr. Rich’s management background provides substantial additional expertise to the Board. Mr. Rich holds a master’s degree in Organizational Psychology from Columbia University.

Nanhi Singh. Ms. Singh, age 52, is currently Chief Customer Officer at Imperva, Inc. ("Imperva"), a cyber security technology company based in San Mateo, California. Ms. Singh has been with Imperva since January 2020 and is on the executive management team with direct responsibilities for all post-sales customer facing functions, including technical support, managed services, consulting and professional services, customer success management and renewal sales. From August 2016 to January 2020, Ms. Singh served as Senior Vice President, Customer Retention and Renewals at Symantec Corporation ("Symantec"), a cyber security technology company based in Mountain View, California. Ms. Singh's responsibilities at Symantec included accountability for renewals of $1 billion of annual recurring revenue, and defining strategy and execution of the customer experience to achieve business targets. Ms. Singh joined Symantec through its acquisition of Blue Coat Systems where she was employed since 2009. Ms. Singh has over 30 years of experience in software and technology companies, where she has held various leadership positions. Ms. Singh's extensive career in technology provides substantial additional expertise to the Board. Ms. Singh received her Bachelor's degree in Business at Delhi University.

The Board unanimously recommends that you vote "FOR" the election to the Board each of the seven nominees identified above as "Director Nominees" set forth in this Proposal 1.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board currently has three principal committees: the Audit Committee, the Compensation Committee and the Nominating Committee. In Fiscal 2021, the committees of Board also included a standing Risk Committee which was disbanded in August 2021. The duties and responsibilities that were previously delegated to the Risk Committee were assumed by the Audit Committee. The responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The chart below reflects the current composition of each of the standing committees and the composition of the disbanded Risk Committee.

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Risk Committee (2)
Matthew Avril	X	X	X
Patrick A. Cozza	X	X(1)
Cynthia S. Dubin	X(1)	X		X
Lisa M. Fairfax			X(1)
Thomas Herskovits			X	X(1)
Brian R. Kahn				X
(1) Chairperson of Committee
(2) Disbanded in August 2021

Audit Committee

Our Audit Committee, which met eight times during Fiscal 2021, provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews and oversees risk management related to financial matters; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function, including the effectiveness of the Company's internal controls.

In August 2021, the Audit Committee assumed oversight responsibilities of the Company's enterprise risk management, including but not limited to, operational, legal, regulatory, business, franchise, major project, strategic, data and cyber security, credit, liquidity, derivative, reputation and external risks. As part of its oversight, the Audit Committee reviews the Company's enterprise risk management plans and procedures, reviews and discusses with management major risk exposures and the steps management has taken to monitor and control such exposures, and regularly reports to the Board on Company's enterprise risk management program, including those risks noted previously. The Company's management team holds monthly cyber security reviews and provides an update to the Audit Committee on a quarterly basis. In addition, our Audit Committee monitors the Company’s risk profile, including but not limited to, ongoing and potential exposure to operational, reputational and franchise risks.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that each of Messrs. Avril and Cozza and Ms. Dubin qualify as an audit committee financial expert as defined under the applicable rules of the SEC and NASDAQ. All of the current members of our Audit Committee are, and all of the members who served on the Audit Committee during Fiscal 2021 were, independent as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has adopted a written Audit Committee Charter, which is available at the Company's website at www.franchisegrp.com or upon written request to the Deputy General Counsel, Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015.

Compensation Committee

Our Compensation Committee, which met nine times during Fiscal 2021, adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives, evaluates the performance of these executives in light of those goals and objectives and oversees the development of the Company's succession plan. Our Compensation Committee also adopts and administers our equity compensation plans.

The current members of the Compensation Committee are listed above. All of the current members of our Compensation Committee are, and all of the members who served on the Compensation Committee during Fiscal 2021 were, independent under the applicable rules and regulations of the SEC and NASDAQ, and Section 162(m) of the Internal Revenue Code (the “Code”). The Board has adopted a written Compensation Committee Charter, which is available at the Company's website at www.franchisegrp.com or upon written request to the Deputy General Counsel, Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015.

Nominating Committee

Our Nominating Committee, which met seven times during Fiscal 2021, is responsible for, among other things, making recommendations regarding the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. The Nominating Committee is also responsible for considering candidates nominated by stockholders for election to the Board, evaluating the proposed candidates and making recommendations regarding the candidates to the Board. The Nominating Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. While there are no formal procedures for stockholders to submit director candidate recommendations, the Nominating Committee will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate's qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Deputy General Counsel at the Company’s principal office located at Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015 and must be received in a reasonable time prior to the next annual election of directors to be considered by the Nominating Committee. Any director candidate recommended by a stockholder will be reviewed and considered by the Nominating Committee in the same manner as all other director candidates based on the qualifications described in this section. In addition, our Nominating Committee approves our Committee charters, oversees compliance with our code of business conduct and ethics, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the Board self-evaluation process. Finally, the Nominating Committee is also responsible for overseeing the Company's environmental, social and governance ("ESG") strategies, activities, policies and goals and it reviews management’s assessments of such strategy, initiatives and policies.

The current members of the Nominating Committee are listed above. All of the current members of our Nominating Committee are, and all members who served on the Nominating Committee during Fiscal 2021 were, independent under the rules and regulations of NASDAQ. The Board has adopted a written Nominating Committee Charter, which is available at the Company’s website at www.franchisegrp.com or upon written request to the Deputy General Counsel, Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015.

Risk Committee

Our Risk Committee, which was disbanded in August 2021, met three times during Fiscal 2021. Previously, the Risk Committee was responsible for, among other things, risk governance structure, risk management and review of operational risk assessment guidelines and policies. In addition, our Risk Committee oversaw the performance of the internal compliance department and evaluated and reported on the adequacy of our system of internal controls and processes governing all aspects of compliance operations. These duties and responsibilities were transferred to our Audit Committee following the disbandment of our Risk Committee. The directors that served on the Risk Committee during Fiscal 2021 are listed above.

CORPORATE GOVERNANCE PRACTICES

The Company maintains robust governance practices and is committed to strong corporate governance practices that are designed to maintain high standards of oversight, accountability, integrity and ethics. The Board believes this commitment promotes and benefits the long-term interests of our stockholders. We regularly review and update our corporate governance practices in response to best practices, changes in law, and other corporate developments, as well as the evolving needs of our business. Additionally, the Company documents key components of its corporate governance system, including through its written Code of Conduct, Insider Trading Policy, Company Corporate Governance Guideline, Disclosure Committee Charter, and Board of Directors Charter and Corporate Governance Guidelines.

Code of Conduct

All directors, officers and employees of the Company must adhere to the ethical standards as set forth in the Company's Code of Conduct (the "Code of Conduct"), which was amended in November 2021 to address policies and procedures including, but not limited to, conflicts of interests and related party transactions. The fundamental principles outlined in the Code of Conduct serve as a guide for matters, including but not limited to, adhering to ethical standards in day-to-day activities, engaging in fair dealings and best business practices, complying with state, federal and foreign laws, identifying conflicts of interest, ensuring financial integrity and reporting violations of the Code of Conduct. There are many resources in which potential violations of the Code of Conduct may be reported as well as related concerns or to seek guidance on ethical matters through in-person, email and telephone communications. The Company has established an anonymous Code of Conduct and Compliance Hotline at 844-989-1499 or by email at www.franchisegroup.ethicspoint.com and reports of possible violations can also be made to the Human Resources Officer. The Code of Conduct is available at the Company’s website at www.franchisegrp.com or upon written request directed to the Deputy General Counsel in writing at 109 Innovation Court, Suite J, Delaware, Ohio 43015, Attention: Deputy General Counsel, or by email at tmcwaters@franchisegrp.com.

Director Independence and Board Structure

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board has determined that, except for Mr. Kahn, all of our current directors are “independent” under the applicable rules and regulations of the SEC and NASDAQ. In making this determination, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock.

Since March 2020, Matthew Avril has served as Chairman of the Board. The Board historically has not designated a “lead independent director,” but the Company’s Board of Directors Charter and Governance Guidelines provide that the Board may, at its election, select an independent director to serve as lead independent director. The Board has determined that it is in the best interest of the Company’s stockholders at this time for the positions of Chairman of the Board and Chief Executive Officer to be separated.

Risk Oversight and Management

Risk is inherent with every business, and the Company faces a number of risks, including financial, business, operational, cyber security, strategic, legal and compliance and reputational risks. Our Board plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. The Board expects the Company’s management to take primary responsibility for identifying material risks the Company faces and communicating them to the Board, developing and implementing appropriate risk management strategies responsive to those risks and integrating risk management into the Company's decision-making processes. The Company has designed and implemented an enterprise risk management ("ERM") program to monitor, address and manage risks in our operations and reports those findings to the Board on at least a quarterly basis. Each of the committees of our Board also oversees the management of Company risks that fall within the committee’s areas of responsibility. The Audit Committee regularly reviews and monitors financial reporting and internal controls, as well as risks associated with credit, liquidity and operations. In addition, on at least a quarterly basis, the Audit Committee receives a report from management on the Company's ERM, where among other topics, they discuss strategy and risks facing the Company. The Nominating Committee assists the Board in overseeing risks associated with Board organization, membership, structure and corporate governance. The Compensation Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives. The Board also reviews our director and officer insurance annually.

The Company understands the importance of safeguarding our informational technology system, our customers' personal information, our associates' private data, supplier's data and our business records, intellectual property and other sensitive information. Our Board and management team has significant expertise and representation from the technology and cybersecurity fields, including Ms. Singh who is a director nominee and our Vice President of Internal Audit who oversees risk management, governance and internal control processes. Additionally, our designated internal Chief Information Security Officer also currently serves as the Chief Information Security Officer at one of our business segments and provides regular updates to our Audit Committee and periodic updates to our Board regarding the status and effectiveness of our cybersecurity and data privacy program. Our Board appreciates the evolving nature of our businesses and industries and is actively involved with monitoring new threats and risks as they emerge. In particular, our Board is committed to the timely detection, protection against and mitigation efforts of cybersecurity incidents and threats to the Company. Our Audit Committee actively engages in such activities as considering input from the Company's cybersecurity team and others to better understand the threats to the security of our businesses and subsequent impact, as well as evaluating methods for validating the effectiveness of our cybersecurity efforts. In addition to the Company's internal cyber security and data privacy program, policies and procedures, in Fiscal 2021, the Company engaged a third-party security service provider to perform a multi-phased assessment of ransomware and incident readiness. To date, the Company has not experienced a material data or informational security breach.

Environmental, Human Capital, Social and Governance Practices

We believe that only an ethical, financially healthy and transparent company with effective corporate governance can grow, attract the necessary resources and create real long-term benefits for our stockholders, employees, franchisees and other stakeholders. These values extend to our ESG efforts as we consciously strive to make a positive impact on the environment and uphold social responsibility. The stewardship of our ESG practices starts at the top with both our Board and executive management team taking active roles. In February 2022, our Board amended the charter of our Nominating Committee to include oversight of ESG practices and initiatives. Our management team provides reports on these matters to the Nominating Committee on a regular basis. We intend to keep our investors updated on our ESG efforts on our website.

Environmental. Certain of our products and activities are subject to federal, state and local regulatory requirements relating to environmental, waste management and health and safety matters, including measures relating to the release, use, storage, treatment, transportation, discharge, disposal and remediation of contaminants, hazardous substances and waste, as well as practices and procedures applicable to the operation of certain Company facilities. The Company remains committed to operating our businesses in a manner that is socially and environmentally responsible and that protects the health and well-being of our employees, our franchisees and our customers.

Human Capital. The Company embraces diversity and multiculturalism and is reinforcing a culture of inclusion by committing to even greater transparency and comprehensive training to improve diversity, equity and inclusion ("DEI") within the Company and to ensure every employee is treated with dignity and respect. Our ultimate goal is to foster an atmosphere of acceptance, inclusion, trust and of mutual respect for all. To reach that goal, the Company invests in attracting diverse candidates, developing and retaining the best talent and providing opportunities where our employees can develop and grow their careers. Throughout our business segments, we currently have active DEI committees and committees promoting women’s leadership to further enhance our diversity efforts.

The Company is committed to ensuring diversity at all levels, including our senior management. Out of our twelve executive officers and directors, three are women, one is African American and one is Asian. At the close of Fiscal 2021, the Company reported that women represented 36.9% of the executive management team enterprise wide.

Social Responsibility. The Company believes that social responsibility is a critical component to being a good corporate citizen and driving stockholder value by sustaining the equilibrium between the business of the Company and the communities where we work and live. Pursuant to its charter, our Nominating Committee has the responsibility to review and oversee the Company's actions on issues and policies related to corporate social responsibility (such as human rights, health and safety, diversity, equity and inclusion, workplace rights, employee development and training, and public policy advocacy efforts), sustainability and philanthropy, among other matters. The Company supports and encourages our employees to contribute directly to the community with their time and resources. Additionally, our robust Code of Conduct demonstrates our commitment to an ethical workplace, empowering all stakeholders to play an active role in ensuring we conduct business consistent with our values.

Governance. Our Board is highly involved in every aspect of our Company’s governance and has taken additional action to explicitly delegate roles in key areas to specific committees and management to ensure accountability. Our Board meets the NASDAQ board diversity requirements regarding women and under-represented groups. In addition, our Nominating Committee oversees ESG matters.

Meeting Attendance

During Fiscal 2021, our Board held nine meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held while they were a director, and (2) the total number of meetings held by all committees on which they served during the periods that they served on the committee.

Director Attendance at Annual Meeting of Stockholders

All Board members attended the Company’s Annual Meeting of Stockholders held on May 4, 2021.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board, the non-employee directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-employee directors, or to the particular Board member, and mailing the correspondence to the Deputy General Counsel, Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015. Please indicate on the envelope whether the communication is from a stockholder or other interested party. In addition, our Board members have made and may in the future make themselves available for consultation and direct communication with significant stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During Fiscal 2021, none of the members of the Compensation Committee was an officer or employee of the Company. No executive officer of the Company served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee generally reviews non-employee director compensation every two years. Non-employee director compensation is reviewed and approved by the Board based on the recommendations of the Compensation Committee. The Compensation Committee periodically reviews non-employee director compensation in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified directors. In Fiscal 2021, non-employee directors received an annual retainer of $87,500 or an equal amount of compensation in the form of restricted stock. In addition, directors who served as Chairperson of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee received annual retainers of $20,000, $15,000, $10,000 and $10,000, respectively. Additionally, directors who served on the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee received annual retainers of $10,000, $7,500, $5,000 and $5,000, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. In Fiscal 2021, we also granted each of our non-employee directors stock-based compensation in the form of restricted stock units (“RSUs”) in an approximate value of $87,500. The Chairman of the Board received an additional RSU retainer equivalent to approximately $100,000.

For Fiscal 2022, non-employee directors will receive an annual retainer of $87,500 or an equal amount of compensation in the form of restricted stock. In addition, those directors who serve as Chairperson of the Audit Committee, Compensation Committee and Nominating Committee will receive annual retainers of $20,000, $15,000 and $10,000, respectively. Additionally, directors who serve on the Audit Committee, Compensation Committee and Nominating Committee received annual retainers of $10,000, $7,500 and $5,000, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. For Fiscal 2022, we will also grant each of our non-employee directors stock-based compensation in the form of RSUs with an approximate value of $87,500. The Chairman of the Board will receive an additional RSU retainer equivalent to approximately $100,000.

The table below sets forth all compensation paid to our non-employee directors for Fiscal 2021. Information regarding Mr. Kahn and Mr. Laurence's compensation for Fiscal 2021 is included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (3) (4)	All Other Compensation	Total
Matthew Avril (5)	$101,902	$187,496	$—	$—	$289,398
Patrick A. Cozza (6)	107,919	87,488	—	—	195,407
Thomas Herskovits (7)	92,205	87,488	—	—	179,693
Cynthia S. Dubin (8)	75,824	87,517	—	—	163,341
Lisa Fairfax (9)	106	150,625	—	—	150,731
Larry Miller (10)	19,911	—	—	—	19,911
Bill Minner (11)	22,411	—	—	—	22,411

(1)Amounts in this column reflect the grant date fair value of the RSUs granted to each non-employee director under the Company's 2019 Omnibus Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 ("ASC Topic 718"), based on the fair market value, as determined by the Board, of the Company's stock on the effective date of grant. Assumptions used in the calculation of these amounts for Fiscal 2021 are included in Note 11 to the Company's audited financial statements for Fiscal 2021.

(2)The value reported in the “Stock Awards” column represents RSUs granted to directors which generally vest and become subject to settlement 12 months after the date of grant. Each RSU represents the right to receive upon settlement of one share of the Company’s Common Stock. The aggregate amount of RSUs outstanding as of December 25, 2021 for Mr. Avril was 5,047 (which includes the additional RSU retainer as noted above for his role as Chairman of the Board), Mr. Cozza was 2,355, Mr. Herskovits was 2,355, Ms. Dubin was 2,255, and Ms. Fairfax was 2,255. For each of the awards, the grant date fair value of these awards is calculated using the closing price of the Company's Common Stock on the date of grant.

(3)Amounts in this column reflect the grant date fair value of the options granted to each director, under the Company's 2019 Omnibus Plan calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of the Company's Common Stock on the date of grant.

(4)The aggregate number of option awards outstanding as of December 25, 2021 for each of Messrs. Avril, Cozza, Herskovits was 23,188.

(5)Fees earned for Mr. Avril includes an $87,500 annual board retainer fee, a $10,000 Audit Committee member retainer fee, a $7,500 Compensation Committee member retainer fee, and a $5,000 Nominating Committee member retainer fee.

(6)Fees earned for Mr. Cozza includes an $87,500 annual board retainer fee, a $10,000 Audit Committee member retainer fee, and a $15,000 Compensation Committee chairman retainer fee.

(7)Fees earned for Mr. Herskovits includes an $87,500 annual board retainer fee, and a $5,000 Nominating Committee retainer fee.

(8)Fees earned for Ms. Dubin includes an $87,500 annual board retainer fee, a $20,000 Audit Committee chairman retainer fee, and a $7,500 Compensation Committee member retainer fee.

(9)Fees earned for Ms. Fairfax includes an $87,500 annual board retainer fee and a $10,000 Nominating Committee chairman retainer fee. Ms. Fairfax opted to receive compensation of 1,546 shares in lieu of cash, which is included in the stock awards column. Any excess payment for remainder of shares was paid in cash.

(10)Fees earned for Mr. Miller includes an $87,500 annual board retainer fee and a $7,500 Compensation Committee member retainer fee, pro-rated for the period of time Mr. Miller served on the Board, through May 3, 2021.

(11)Fees earned for Mr. Minner includes an $87,500 annual board retainer fee, a $20,000 Audit Committee chairman retainer fee, and a $7,500 Compensation Committee member retainer fee, pro-rated for the period of time Mr. Minner served on the Board, through May 3, 2021.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)
Brian R. Kahn	48	President and Chief Executive Officer
Eric F. Seeton	50	Chief Financial Officer
Andrew M. Laurence	47	Executive Vice President
Andrew F. Kaminsky	53	Executive Vice President and Chief Administrative Officer
Kenneth Todd Evans	58	Chief Franchising Officer
Lee Wright	50	Executive Vice President and Chief Commercial Officer

Brian R. Kahn. Mr. Kahn has served as the Company's President and Chief Executive Officer since October 2, 2019. Mr. Kahn currently serves on the Board. Additional information about Mr. Kahn’s business experience is disclosed under the Qualifications and Experience of Director Nominees section in this Proxy Statement.

Eric F. Seeton. Mr. Seeton has served as the Company's Chief Financial Officer since October 28, 2019. From September 2015 until October 2019, Mr. Seeton served as the Senior Vice President and Chief Financial Officer of API Technologies Corporation, a developer of radio frequency and microwave, power and securities applications. Prior to API Technologies Corporation, Mr. Seeton served as the Business Unit Finance Director for the radio frequency and microwave business unit from July 2014 until September 2015 at Analog Devices, Inc. and as the Director of Corporate Finance for Hittite Microwave Corp. from July 2011 until its acquisition by Analog Devices, Inc. in July 2014. Mr. Seeton is a Certified Public Accountant (inactive status) and holds a Bachelor of Science degree in Accounting from Bentley College (now Bentley University) and an M.B.A. from Cornell University.

Andrew M. Laurence. Mr. Laurence has served as the Company's Executive Vice President since October 2019 and previously served as a director on the Company's Board from September 2018 until May 2021. Mr. Laurence is a partner of Vintage since January 2010, responsible for all aspects of its transaction sourcing, due diligence and execution. From January 2015 until its sale in October 2021, Mr. Laurence served as a director, member of the audit committee and chairman of the special committee of the board of IEC Electronics Corp., a provider of electronic manufacturing services to advanced technology companies that produce products for the medical, industrial, aerospace and defense sectors. Mr. Laurence also serves as Manager of East Coast Welding & Fabrication, LLC, a metals fabrication and machining business. Mr. Laurence served as Corporate Secretary of API Technologies from January 2011 until February 2016; he also served as Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. He is also a director of non-profits Good Sports, Inc. and Beth Israel Deaconess Hospital - Milton. Mr. Laurence received a B.A. from Harvard University.

Andrew F. Kaminsky. Mr. Kaminsky has served as the Company's Executive Vice President and Chief Administrative Officer since October 2, 2019. Prior to joining the Company, Mr. Kaminsky held various executive and operating positions with Viavi Solutions Inc., Cobham plc and Aeroflex Holding Corp. From April 2018 through June 2019, Mr. Kaminsky was an Executive Consultant in Strategic Initiatives to the CEO of Viavi Solutions Inc., focusing on mergers and acquisitions, their subsequent integration and driving operational efficiencies across the company. From September 2014 through April 2018, Mr. Kaminsky held various roles with Cobham plc, most recently as the Senior Vice President of Strategic Initiatives. From March 2010 through its sale to Cobham plc in September 2014, Mr. Kaminsky was a Senior Vice President and Head of Corporate Development, Investor Relations and Human Resources for Aeroflex Holding Corp. Prior to his corporate roles, Mr. Kaminsky spent over 15 years as an investment banker, including as a Managing Director at Oppenheimer & Co. Inc. and CIBC. In 2001, Mr. Kaminsky co-founded and presently serves as the Chairman and Executive Director of the Greg Richards, Larry Polatsch and Scott Weingard Memorial Fund, a 9/11 not-for-profit charity. Mr. Kaminsky holds a Bachelor’s degree from the University of Michigan and an M.B.A. in Finance and Management from the Stern School of Business at New York University.

Kenneth Todd Evans. Mr. Evans has served as the Company's Chief Franchising Officer since August 1, 2020. Prior to joining Franchise Group, Mr. Evans served as Vice President of Franchising with UBREAKIFIX/Asurion, a franchised consumer electronics repair company, from May 2015 through July 2020. From April 2014 through May 2015, Mr. Evans served as Vice President of Franchising with Rent A Tire. From June 1991 through Mach 2014, Mr. Evans served various executive roles including Vice President of Franchising with Aaron’s, Inc., a franchised consumer durables leasing company. Mr. Evans holds a Bachelor of Science degree in Business Administration from East Carolina University.

Lee Wright. Mr. Wright has served as the Company's Chief Commercial Officer since January 3, 2022. Prior to joining Franchise Group, Mr. Wright served in various executive positions at Conn’s, Inc. ("Conn's") including Chief Operating Officer and Chief Financial Officer. Prior to joining Conn’s, Mr. Wright served as President and then CEO of Professional Directional Enterprises, Inc., an energy services company. Prior to his corporate roles, Mr. Wright held various investment positions for 16 years within several private equity firms, including as a Senior Managing Director at Diamond Castle and as a Director at DLJ Merchant Banking Partners. Prior to his time spent in private equity, Mr. Wright was an analyst in Credit Suisse First Boston’s Investment Banking division. Mr. Wright holds a Bachelor of Science degree, magna cum laude and Phi Beta Kappa, from Washington & Lee University.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis (“CD&A”) describes the Company's compensation philosophy and pay programs that we provided to our named executive officers (“NEOs”) in Fiscal 2021. The below CD&A provides an overview of our business performance for Fiscal 2021, highlights the key components and structure of our executive compensation program, discusses the principles underlying our compensation policies and procedures and addresses other matters we believe explain and demonstrate our performance-based compensation philosophy. Our NEOs during Fiscal 2021 are listed below:

Name	Position(s)
Brian R. Kahn	President and Chief Executive Officer
Eric F. Seeton	Chief Financial Officer
Andrew M. Laurence	Executive Vice President
Andrew F. Kaminsky	Executive Vice President and Chief Administrative Officer
Kenneth Todd Evans	Chief Franchising Officer

Executive Summary, Compensation Overview and Objectives

We strive to establish compensation practices that attract, retain and reward our senior management, motivate our executives to achieve our overall business objectives, and strengthen alignment between our senior management and our stockholders. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that is conservative, but competitive and rewards senior management for the achievement of certain financial and performance objectives.

Our program consists primarily of three direct compensation elements: (i) salary, (ii) annual incentive compensation, and (iii) long-term equity compensation as detailed in the table below.

	Base Salary	Annual Incentive Compensation	RSUs	Performance Restricted Stock Units (“PRSUs”)
Form of Compensation	Cash	Cash	Equity	Equity
Performance Timing	Short-Term Emphasis	Short-Term Emphasis	Long-Term Emphasis	Long-Term Emphasis
Compensation Period	N/A	Annual Performance	3 Years	3 Years
Key Performance Measures	N/A	Annual Financial, Operational & Individual Performance	Multi-Year Financial Performance & Stock Price Appreciation	Multi-Year Financial Performance & Stock Price Appreciation
Determination of Performance-Based Payouts	N/A	70% Formulaic/30% Discretion based on Individual Performance	Time Vested	Formulaic

Our NEOs’ total direct compensation reflects a mix of the above elements. We achieve the philosophy of pay-for-performance and alignment with stockholder value creation primarily by providing a substantial portion of each executive's total annual compensation through annual performance bonuses and grants of long-term equity compensation. The Compensation Committee also believes that there must be a meaningful link between the compensation paid to our executives and our goal of long-term, sustainable growth for our stockholders. For Fiscal 2021, the Compensation Committee tied the level of potential bonus payments for each of the NEOs as follows: 70% of the potential payout allocated to the achievement of pro-forma adjusted EBITDA of the Company, and 30% to the discretion of the Chief Executive Officer based on a review of individual performance, components of which are discussed further in the "Fiscal 2021 Compensation Components" section in this Proxy Statement. For the Chief Executive Officer, 30% of the potential payment was at the discretion of the Board based on a review of his individual performance, components of which are discussed further in the "Fiscal 2021 Compensation Components" section in this Proxy Statement.

Determination of Compensation

Our Compensation Committee is responsible for determining our compensation and benefit plans generally and has established and reviewed all compensatory plans and arrangements with respect to our NEOs. The Compensation Committee meets not less than four times annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards. The Compensation Committee annually evaluates the achievement of performance goals for the prior fiscal year and sets new performance goals for the current fiscal year. The Compensation Committee also meets additionally as needed to discuss compensation-related matters as they arise during the year. The Compensation Committee is also responsible for reviewing and approving total compensation packages for new executive officers, as well as severance packages for departing executive officers.

In addition, with respect to the compensation of our NEOs, other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviews each of the other NEOs overall performance and contribution to the Company at the end of each fiscal year and makes recommendations regarding their compensation to the Compensation Committee. Our Board Chairman reviews the Chief Executive Officer’s overall performance and contribution to the Company at the end of each fiscal year and his compensation is determined by the Compensation Committee.

The Compensation Committee maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

Independent Compensation Consultant
In 2021, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to provide a complete market analysis and assessment of the competitiveness of the Company’s executive compensation program. During 2021, Pearl Meyer advised the Compensation Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, benchmarking data and related matters. Additionally, as part of its engagement, Pearl Meyer assisted the Compensation Committee in reviewing market data regarding salary, annual cash incentive award targets, and equity-based and other long-term incentive compensation awards to assess the competitiveness of the compensation of our executives. In connection with the analysis of equity-based and other long-term incentive compensation for our executives, Pearl Meyer provided market data for performance-based restricted stock unit plans using financial measures. During 2021, a Pearl Meyer representative attended one Compensation Committee meeting, which included a discussion of the Company's overall compensation plan and a presentation to the Compensation Committee in connection with a supplemental equity award plan relative to such plan.

Our Compensation Peer Group

The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs. In designing the 2021 compensation program, the Compensation Committee worked with Pearl Meyer to assess the competitiveness of our executive compensation practices using a peer group of the companies listed below, which we refer to as the Peer Group. The Compensation Committee intends to periodically review compensation data for the Peer Group derived from available compensation survey data, including public filings. The Peer Group is used by the Compensation Committee solely for the purpose of benchmarking executive compensation. We do not use the relative financial performance of the Peer Group as a performance metric in our incentive compensation programs.

At Home Group Inc.	Chewy, Inc.	Driven Brands Holdings Inc.	Papa John's International, Inc.	Texas Roadhouse, Inc.
Big Lots, Inc.	Conn's, Inc.	H&R Block, Inc. (1)	Petco Health and Wellness Company, Inc.	The Aaron's Company, Inc.
Brinker International, Inc.	Dine Brands Global, Inc.	Ollie's Bargain Outlet Holdings, Inc.	Rent-A-Center, Inc.	Wingstop Inc.

(1) Upon Pearl Meyer's recommendation, H&R Block, Inc. was removed from the Peer Group after the divestiture of Liberty Tax in July 2021.

The Compensation Committee selected companies for inclusion in this Peer Group based on the following criteria:

•the similarity of their industry classification to the Company’s classification;
•the business model of the peers compared to the Company;
•the extent to which they compete with the Company for executive talent and for investors; and
•general comparability of key size measures, primarily revenue and market capitalization.

The Compensation Committee does not rely solely on data from the Peer Group in establishing the compensation for our executive officers. Furthermore, the Compensation Committee does not target a specific competitive position versus the market in determining the compensation of our executive officers because, in light of our diverse mix of businesses, it believes strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation. While the Compensation Committee considers the data from the Peer Group helpful in assessing our competitive position, it also refers to additional resources, including publicly available compensation data for other potential competitors for executive talent. The Compensation Committee considers Peer Group and competitor pay, alongside our pay for performance and long-term value creation objectives, in determining the compensation for our executive officers that best aligns compensation and stakeholder interests.

2021 Say-on-Pay

    The Compensation Committee values the input of our stockholders regarding the design and effectiveness of our executive compensation program. At the 2021 annual meeting of stockholders, the Company asked its stockholders to vote to approve, on an advisory basis, the Company’s executive compensation. Although the advisory stockholder vote on executive compensation was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other executive officers. Approximately 99% of the stockholders who voted on the “say-on-pay” proposal at the 2021 annual meeting of stockholders approved the compensation of our NEOs, while approximately 1% voted against the proposal. Other than the supplemental equity grant in June 2021, the Compensation Committee determined that no significant additional changes were needed to the executive compensation program for Fiscal 2021. Nonetheless, because market practice and our business needs continue to evolve, the Compensation Committee continually evaluates our compensation program and makes changes when warranted.

Decisions and Oversight

We summarize the allocation of responsibilities for executive compensation decisions in the table below:

Compensation Committee	•Determines our compensation program and policies for our NEOs and approves the compensation levels applicable to our NEOs.
Board of Directors and Management
•The Compensation Committee consults the Board of Directors, the Chief Executive Officer and other members of management as the Committee evaluates performance of, and establishes the compensation program and policies for our NEOs.

Independent Compensation Consultant	•Provides guidance to the Compensation Committee with respect to our compensation levels and our compensation programs.

Design Consideration Factors

In designing our Fiscal 2021 executive compensation program, the Compensation Committee considered the factors listed below, with input and guidance from Pearl Meyer and by our overall compensation philosophy. We refer to these factors as the Design Consideration Factors:

The Competitive Landscape for Executive Talent
The Compensation Committee considered the competitive demand for our executive officers based on their prior experience and success. While the Compensation Committee did not target a specific competitive position versus the market in determining the compensation of our executive officers, how our executive compensation package compares to those of our peer group companies was an important factor in the design of our 2021 compensation program.

The Company’s and Individual Executive’s Performance
The Compensation Committee considered the performance of the Company, the executive officers’ respective roles and their contributions to our performance. As such, the program includes “at-risk” elements that appropriately motivate and reward NEOs for our continued high performance and align them with the goal of long-term value creation for our stockholders.

An Executive Officer’s Potential to Assume Additional Leadership Responsibility
In designing individual compensation for each NEO, the Compensation Committee considered the historical performance of such executive officer, readiness of such executive officer to assume greater leadership responsibility, and the ability to execute on succession planning.

The Relative Complexity and Importance of the Executive Officer’s Position within Franchise Group
The Compensation Committee considered the importance of pay equity among the executive officers based on the relative complexity and importance of the position and each executive officer’s historical performance, tenure and leadership potential.

Based on the Design Consideration Factors noted above, the Compensation Committee established each NEO's total target compensation for Fiscal 2021. After establishing each NEO's total target compensation, the Compensation Committee then allocated the total target compensation amount among each of the elements of compensation described below.

Timeline for Compensation Decisions

The Compensation Committee followed the process shown below in making Fiscal 2021 annual pay decisions for each principal component of compensation included in Fiscal 2021 total direct compensation, which includes the Fiscal 2022 long-term incentive awards. Total direct compensation for each of our NEOs is shown in the “Summary Compensation Table.”

March 2021	June 2021	August 2021	December 2021	February 2022
Reviewed final Fiscal 2020 Company, business unit and individual NEO performance.
                                                                   Approved performance factors and individual payout levels for Fiscal 2020 annual incentive awards.
                                                                   Approved and granted Fiscal 2021 LTIP awards reflective of Fiscal 2020 performance.
                                                                   Payout of Fiscal 2020 annual incentive awards.

Reviewed and approved a supplemental equity award subject to (i) the Company's stock achieving total stockholder return of 100% of the grant date price of Company stock ("TSR Hurdle); (ii) achievement of the TSR Hurdle within three years of the grant date; and (iii) continued employment with the Company. Vesting of the supplemental equity award occurs two years after the TSR Hurdle is achieved, provided the employee is employed with the Company at the time of vesting.
		Reviewed preliminary Fiscal 2021 Company and business unit performance and status of NEO performance goals.	Reviewed proposed adjustments to the incentive compensation targets based primarily on M&A and refranchising activity.
Reviewed and approved proposed adjustments to incentive compensation targets and the final Fiscal 2021 Company, business unit and individual NEO performance.
                                                                   Approved payout of Fiscal 2021 annual incentive awards.
                                                                   Reviewed Pearl Meyer market data analysis and approved performance goals for Fiscal 2022 bonuses and long-term incentive awards and related performance targets.
                                                                           Approved and granted Fiscal 2022 LTIP awards reflective of Fiscal 2021 performance.

Summary of Fiscal 2021 Performance

Fiscal 2021 was a strong year for the Company. In addition to the financial and operational achievements highlighted below, we also attribute our success to the mutually beneficial relationships with our franchisees and dealers. For our Fiscal 2021, we achieved growth and significantly improved business results that we believe provide valuable context for our stockholders in reviewing our executive compensation disclosures, including:

•Revenue: Total revenue for Fiscal 2021 was approximately $3.3 billion, up 60.4% year-over-year.
•Acquisitions: Successfully acquired and integrated Pet Supplies Plus, Sylvan Learning and W.S. Badcock.
•Divestitures and Asset Dispositions: Completed the sale of the W.S Badcock consumer accounts receivable portfolio and divested the Liberty Tax segment.
•Financing: Raised over $1.2 billion in acquisition financing.
•Debt Repayment: Repaid over $400 million of debt.
•Dividend Payout: Returned over $67 million to common stockholders in the form of cash dividends and increased the dividend paid on shares of our Common Stock by 67% at the end of Fiscal 2021 from $1.50 to $2.50 per share.

Fiscal 2021 Compensation Components

Our Compensation Committee closely considered the significant corporate achievements described above and our transformation as a company in making executive compensation decisions. We carefully evaluate our compensation arrangements and develop programs that we feel are the most appropriate to drive results for our Company and our stockholders. During Fiscal 2021, the compensation provided to our NEOs consisted of base salary, annual bonus, long-term equity-based compensation and performance-based equity incentives, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our NEOs, as well as reward them for creation of stockholder value.

Base Salary

The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established at the time of each NEO's initial employment with the Company, but are subject to adjustment by the Compensation Committee after its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the Compensation Committee considers to be the market standard for compensation paid to similarly-situated executives at other companies. We did not increase base salaries in Fiscal 2021, with the exception of Mr. Seeton whose salary was increased to align with comparable peer group base salaries. The change in Mr. Seeton's base salary is shown in the "Summary Compensation Table".

Annual Bonuses

The Company has an annual performance bonus plan through which we provide cash bonuses to certain of our senior employees, including all of our NEOs. Annual bonuses are intended to compensate executives for achieving annual company-wide financial and operating goals, as well as individual performance. Under our bonus plan, our Compensation Committee establishes a financial target that can be earned at a threshold amount, target amount or maximum payout. The actual percentages applied to each metric are established in each NEOs employment agreement with the Company. In Fiscal 2021, our NEOs could earn up to 70% of their bonus based on the Company’s achievement of the financial target of pro-forma adjusted EBITDA of $324.3 million and 30% based on individual performance including improvements within the Company's ESG program. In Fiscal 2021, the Company achieved pro-forma adjusted EBITDA of $357.3 million, which exceeded the target amount. Accordingly, the bonus payments earned for Fiscal 2021 were as follows: Mr. Kahn received $1,215,000, Mr. Laurence received $675,000, Mr. Kaminsky received $637,500 and Mr. Seeton received $450,000. Mr. Evans' non-equity incentive plan is a commission on amounts paid to the Company and/or its subsidiaries or affiliates in connection with the sale of any franchise subject to certain conditions which was $592,701 for Fiscal 2021.

In determining bonuses for Fiscal 2021, the Chief Executive Officer and Board evaluated certain achievements including, but not limited to, the following:

•the successful navigation of the COVID-19 pandemic, including the prioritization of the health and welfare of our employees, customers and communities;
•the completion and subsequent integration of our acquisitions of Pet Supplies Plus, Sylvan Learning and W.S. Badcock;
•the divestiture of Liberty Tax;
•the successful completion of two financing transactions for over $1.2 billion;
•the significant improvement in the Company’s balance sheet;
•the success of managerial leadership and contribution to the Company;
•the progress made to the Company's ESG plan; and
•the overall performance of our business.

Long-term equity compensation

2019 Omnibus Plan

    On November 10, 2019, in consideration of the benefits of long-term equity incentive awards and upon the recommendation of our Compensation Committee, our Board of Directors adopted the 2019 Omnibus Incentive Plan (also referred to in this Proxy Statement as the “2019 Omnibus Plan” or the “2019 Plan”). The 2019 Plan, which reserved 5,000,000 shares of Common Stock for issuance, was subsequently approved by our stockholders on December 4, 2019. Simultaneously with stockholder approval of the 2019 Plan, the Company’s prior equity incentive compensation plan, the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (the “2011 Plan”), was terminated. No new awards will be granted under the 2011 Plan, although awards previously granted under the 2011 Plan and still outstanding will continue to be subject to all terms and conditions of the 2011 Plan.

    We consider the 2019 Plan to be an important element of our compensation programs with two complementary goals of (i) attracting and retaining outstanding individuals to serve as officers, directors, employees and consultants to our Company and (ii) to increasing stockholder value by providing a direct link between stockholder value and executive compensation.

    Key features of the 2019 Plan include:

•All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.
•The maximum number of shares of our Common Stock remaining available for future issuance under the 2019 Plan is 3,004,259 (as of December 25, 2021). The maximum number of shares of our Common Stock that may be issued under the 2019 Plan may be issued under any type of award, including incentive stock options.
•The 2019 Plan does not include any reload or “evergreen” share replenishment features.
•Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.
•Any material amendments to the 2019 Plan require stockholder approval.
•The 2019 Plan is administered by our Compensation Committee.

In determining the Fiscal 2021 target dollars values for the NEOs' equity awards, the Compensation Committee considered the completed acquisition transactions that will result in incremental complexity of the business operations, assumption of additional responsibilities of our NEOs and the market analysis provided by Pearl Meyer. Throughout 2020 and into early 2021, the Compensation Committee worked with Pearl Meyer to revise the design of the annual RSU awards. In determining the new RSU design, the Compensation Committee sought to maintain strong alignment with the go-forward business strategy and drive retention of employees over a full three-year period (versus a one- year period). To that end, the Fiscal 2021 RSU awards will become fully vested in March 2024 and represent 50% of an NEO's total award. The Fiscal 2021 PRSU awards will vest based on the achievement of two independent performance goals: (i) 50% of the performance goal is based on a cumulative proforma adjusted EBITDA target for fiscal years 2021, 2022 and 2023 (the "Performance Period") and (ii) 50% of the performance goal is based on a cumulative free cash flow target during the Performance Period.

In June of 2021, the Compensation Committee granted a one-time special market-based restricted stock units ("MPRSUs") award to our NEOs and certain other employees that will vest two years after the Company’s Common Stock achieves a total stockholder return of 100% of the grant date closing price of Company’s Common Stock (or $71.96, before giving effect to cash dividends paid during this period) for 10 consecutive trading days, provided the hurdle is achieved within three years of the grant date and the employee remains employed with the Company at the time of vesting. We granted this one-time special award in recognition of the Company's efforts and contributions to drive long term success, to recognize the alignment between employees and stockholders and to retain and motivate our employees during a critical time.

The Company has entered into compensation arrangements with each NEO, which are described in more detail below under the heading “Individual Compensation Arrangements with Named Executive Officers.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our outstanding stock grants and remaining shares available as of December 25, 2021 under the 2019 Omnibus Plan and 2011 Equity and Cash Incentive Plan:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	332,033	$10.02	3,004,259
Equity compensation plans not approved by security holders	—	—	—
Total	332,033	$10.02	3,004,259

Retirement Benefits, Perquisites and Other Benefits

In Fiscal 2021, our NEOs were eligible to receive the same benefits, including life and health benefits, which were available to all employees. Additionally, each of our NEOs have the opportunity to participate in our 401(k) plan on the same basis as our other employees. Our 401(k) plan has a discretionary match feature which allows the Company to make annual contributions to the 401(k) plan. In Fiscal 2021, the Company did not make a discretionary match under the 401(k) plan.

Fiscal 2022 Executive Compensation Design

As a general principle, the Company seeks to tie executive compensation closely with the Company’s performance. For Fiscal 2022 and consistent with recent years, we granted our NEOs a combination of time-based and performance-based restricted stock units, or RSUs and PRSUs. The Compensation Committee believes this combination provides a balance between awards that provide high incentive value (in the form of PRSUs, which will only vest if we meet performance criteria) and awards that provide high retention value (in the form of time-based RSUs, which will have at least some value. With respect to base salary, we did not make changes to the base salaries of our NEOs.

The Company continues to work to shape our practices related to ESG matters. In 2021 we engaged a third-party consultant to assist the Company in enhancing and improving our ESG initiatives. Our Board and management strongly believe in the value of developing goals and metrics into our business strategies to mitigate ESG risks. To that end, the Company has tied certain executive annual bonus performance targets in Fiscal 2022 to progress surrounding ESG initiatives, including the expectation of publishing a Company ESG Annual Report.

Compensation Governance Practices and Policies

Management Succession Planning

Our Board believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and stockholder value. In order to ensure that qualified candidates are available for the position of Chief Executive Officer and also for each senior management positions, the Compensation Committee is charged with reviewing the development of internal candidates and corporate succession plans and making recommendations to the Board. The Board views succession planning as a continual process and intends to continue to engage in management succession planning.

Regulatory Considerations under Section 162(m)

As a general matter, the Compensation Committee considers tax deductibility pursuant to Section 162(m) of the Code when setting performance goals for our NEOs. Section 162(m) of the Code generally set a limit of $1 million on the amount of compensation that we could deduct for federal income tax purposes in any given year with respect to the compensation of each of our NEOs. The Compensation Committee has considered Section 162(m)’s conditions for deductibility, as one of several relevant factors, when structuring compensation arrangements for our executive officers, including our NEOs. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that we would not be able to deduct a portion of executive compensation.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a material risk to us. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage undesired or unintentional risk taking of a material nature. This conclusion is based on, among other factors, the level of base salaries paid by us, the balance of short-term and long-term incentive compensation, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Executive Compensation Practices

The Company is committed to responsible executive compensation and governance practices that support our business while also aligning with prevailing governance practices. The following list contains items that we believe are in stockholders' best interests and practices that we avoid due to the potential for a misalignment between pay and performance:

What we do                                    What we don't do
Establish core executive compensation principles designed                     No excise tax gross-ups
to promote alignment with the interest of stockholders
                                        No "single trigger" change-of-control
Utilize performance measures that align with business objectives                severance benefits or change-of-control
equity vesting
Pay for performance (based on financial objectives and individual performance)
No pledging of our Common Stock by
Maintain stock ownership requirements (including multiple                 executive officers
of five times base salary of Chief Executive Officer)
No hedging transactions by executive
Maintain compensation recoupment policy                        officers

Maintain     long vesting for equity awards                        No evergreen provision in stock incentive
plan
Require minimum vesting schedule under our equity policy
No repricing of stock options
Monitor for risk-taking incentives

Engage independent compensation consultant                        No liberal share recycling under stock
incentive plan
Limit perquisites
No liberal definition of change-of-control

No defined benefit plans for executive
officers

Stock Ownership Guidelines

    In April 2020, the Board approved stock ownership guidelines that apply to all of our directors and executive officers. We believe our guidelines further align management’s and stockholders’ interests and we based the guidelines on practices at comparable companies.

Stock ownership guidelines for the Company’s executive officers are determined as a multiple of their annual salary in effect at the end of the Company’s most recent fiscal year, calculated using the closing price of the Company’s Common Stock on the last business day of the Company’s most recent fiscal year as follows:

Position	Multiple of Annual Base Salary
CEO	5x
EVP/CFO	3x
SVP	2x

Stock ownership guidelines for the Company’s non-employee directors are determined as a multiple of the annual cash retainer in effect at the end of the Company’s most recent fiscal year, calculated using the closing price of the Company’s Common Stock on the last business day of the Company’s most recent fiscal year as follows:

Position	Multiple of Annual Cash Retainer
Non-Employee Director	5x

The Compensation Committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our Common Stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (i) shares owned individually by the executive officer or director and by his or her immediate family members residing in the same household, (ii) shares held in trust for the benefit of the executive officer or director or his or her family and (iii) unvested restricted shares or RSUs granted under 2019 Omnibus Incentive Plan (or any successor plan).

    Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The Compensation Committee reviews each participant’s compliance (or progress towards compliance) with the guidelines annually. In its discretion, the Compensation Committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate. All of our current executive officers have achieved stock ownership as described above with the exception of Mr. Wright who joined the Company in January 2022 and pursuant to our policy, he has until January 2027 to comply.

Anti-Hedging and Anti-Pledging Policy and Trading Restrictions

    Our Insider Trading Policy limits the timing and types of transactions in our securities by our directors, officers and other employees. These persons are permitted to trade in our securities only during window periods (as defined in our Insider Trading Policy) and, in some cases, only after they have pre-cleared transactions with our Compliance Officer. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:

•trading in Company stock on a short-term basis;
•trading in Company stock on margin;
•short-selling Company stock;
•entering into transactions designed to hedge the risks and benefits of ownership of Company securities, including the purchase and/or sale of derivatives, as well as any other transaction that is designed to hedge or offset, or that has the effect of hedging or offsetting, any change in the value of Company securities; or
•pledging Company securities as collateral for a loan.

Clawback Policy

    In April 2020, the Board approved a clawback policy because it believes that it is in the best interests of the Company and its stockholders to reinforce the Company’s “pay-for-performance” philosophy and as such, the Company has a policy whereby we will, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (ii) our Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; (iii) the amount of the performance-based compensation that would have been received by the executive officer, had the financial results been properly reported, would have been lower than the amount actually received; and (iv) the Board determines, in its sole discretion, that it is in the best interests of the Company and its stockholders for the executive officer to repay or forfeit all or any portion of the performance-based compensation. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the Compensation Discussion and Analysis (the "CD&A"), and the Compensation Committee has reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee:

Patrick A. Cozza (Chair)
Matthew Avril
Cynthia S. Dubin

EMPLOYMENT/SEVERANCE, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

We are parties to employment agreements with each of the Company's NEOs, the material terms of which are described below. The agreements are automatically renewed for successive one-year terms, unless the Company or the NEO gives the other written notice of non-renewal at least 90 days prior to the expiration of the term. These employment agreements entitle each NEO to severance benefits upon certain qualifying terminations of their respective employment. The following descriptions are summaries of these agreements and are qualified by reference to the full text of the employment agreements which are filed as exhibits to certain of the Company's SEC filings.

Employment Agreements with Messrs. Kahn (President and Chief Executive Officer), Seeton (Chief Financial Officer), Laurence (Executive Vice President), and Kaminsky (Executive Vice President and Chief Administrative Officer)

    Following the Compensation Committee’s deliberation, including the review of the findings of Pearl Meyer, on October 2, 2019, the Company entered into employment agreements with Messrs. Kahn, Seeton, Laurence, and Kaminsky for an initial three-year term. The terms of the employment agreements are substantially similar to each other, except as described below.

    Mr. Kahn's employment agreement entitles him to an annual base salary of $900,000, subject to review for potential increases at least once per year by the Board, and an initial grant of 200,000 PRSUs. Mr. Seeton's employment agreement entitles him to an annual base salary of $400,000, subject to review for potential increases at least once per year by the Board. In addition, Mr. Seeton received an initial grant of 20,833 PRSUs and 20,833 RSUs. Messrs. Laurence and Kaminsky’s employment agreements entitle each of them to an annual base salary of $500,000, subject to review for potential increases at least once per year by the Board. In addition, Mr. Laurence received an initial grant of 110,000 PRSUs and 60,000 RSUs and Mr. Kaminsky received an initial grant of 70,000 PRSUs and 55,000 RSUs. The PRSU and RSU awards are subject to the terms and conditions set forth in the applicable plan and award agreements.

Under the terms of the employment agreements, Messrs. Kahn, Seeton, Laurence and Kaminsky are eligible to participate in annual cash incentive plans and programs of the Company that are generally provided to senior executives pursuant to such terms and conditions as the Board may prescribe from time to time; provided that, for Messrs. Kahn, Laurence, and Kaminsky, the cash incentive plan will provide them the opportunity to earn a payout of (A) at least 50% of the target payout amount if the threshold annual performance goals established by the Board are achieved, (B) at least 100% of their base salary if the target annual performance goals established by the Board are achieved, and (C) at least 150% of the target payout amount if the maximum annual performance goals established by the Board are achieved. For Mr. Seeton, the cash incentive plan will provide him the opportunity to earn a payout of (A) at least 50% of the target payout amount if the threshold annual performance goals established by the Board are achieved, (B) at least 75% of his target payout amount if the target annual performance goals established by the Board are achieved, and (C) at least 100% of the target payout amount if the maximum annual performance goals established by the Board are achieved.

Finally, Messrs. Kahn, Seeton, Laurence, and Kaminsky receive certain standard employee benefits, reimbursement of expenses consistent with the benefits provided to executive officers and as otherwise set forth in each of their respective employment agreement, and Mr. Seeton's employment agreement provides for vacation consistent with other executives with similar benefits.

Employment Agreement with Mr. Evans (Chief Franchising Officer)

On August 1, 2020, the Company entered into an employment agreement with Mr. Evans. Under Mr. Evans employment agreement, he is entitled to an annual base salary of $400,000. In addition, Mr. Evans received an initial grant of 20,161 PRSUs and 20,161 RSUs. Under the terms of his employment agreement, as amended on March 8, 2021, Mr. Evans is also entitled to a commission equal to 10% of all Initial Fees (as defined in the employment agreement) paid to the Company and/or its subsidiaries or affiliates in connection with the sale of any franchise subject to certain conditions.

Finally, Mr. Evans received certain standard employee benefits, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in his employment agreement.

SUMMARY COMPENSATION TABLE

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our NEOs during the fiscal years ended December 25, 2021 and December 26, 2020 and the transition period from May 1, 2019 through December 28, 2019 (the "Transition Period"). The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Brian R. Kahn, President and Chief Executive Officer	2021	$900,000	$—	$7,195,064	$1,215,000	$—	$9,310,064
	2020	$810,000	$—	$3,000,006	$1,250,000	$—	$5,060,006
	Transition Period	$183,462	$—	$2,876,000	$—	$90,270	$3,149,732
Andrew M. Laurence, Executive Vice President	2021	$500,000		$2,897,880	$675,000	$—	$4,072,880
	2020	$463,846		$999,986	$700,000	$—	$2,163,832
	Transition Period	$101,923	$—	$2,444,600	$—	$130,532	$2,677,055
Andrew F. Kaminsky, Executive Vice President and Chief Administrative Officer	2021	$500,000	$—	$2,897,880	$637,500	$—	$4,035,380
	2020	$463,846	$—	$999,986	$700,000	$—	$2,163,832
	Transition Period	$101,923	$—	$1,797,500	$—	$—	$1,899,423
Eric F. Seeton, Chief Financial Officer	2021	$481,593	$—	$2,897,880	$450,000	$—	$3,829,473
	2020	$382,153	$—	$999,986	$600,000	$—	$1,982,139
	Transition Period	$53,846	$—	$599,158	$—	$—	$653,004
Kenneth Todd Evans, Executive Vice President and Chief Franchising Officer	2021	$400,000	$—	$2,097,894	$592,701	$—	$3,090,595
	2020	$161,539	$—	$1,006,840	$110,764	$—	$1,279,143
	Transition Period	$—	$—	$—	$—	$—	$—

(1)Amounts in this column reflect the grant date fair value of stock awards granted to each NEO under the Company’s 2019 Omnibus Plan or 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value as determined by the Board, of the Company's stock on the date of the grant. Assumptions used in the calculation of these amounts are included in Note 11 to the Company's audited financial statements for Fiscal 2021 and Fiscal 2020, included in our 2021 and 2020 Annual Reports. See breakout of equity awards in the table below.

(2)Amounts in this column were earned and paid under the Company's annual cash bonus plans. The amounts for Fiscal 2021 were paid on March 11, 2022, the amounts for Fiscal 2020 were paid on March 12, 2021, and no bonuses were earned or paid in the Transition Period.

(3)The Transition Period amounts for Mr. Kahn and Mr. Laurence of $90,270 and $130,532, respectively, represent compensation received for their service as directors on the Company's Board of Directors, prior to their employment with the Company.

GRANTS OF PLAN BASED AWARDS

The following table sets forth information regarding grants of plan based awards to each of the NEOs during Fiscal 2021.

								All Other RSU Awards: Number of Securities Underlying RSUs (#) (3) (4)	Grant Date Fair Value of Stock Awards (5)
		Estimated Future Payments under Non-Equity Incentive Plan Awards (1)			Estimated Securities under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Brian R. Kahn		$450,000	$900,000	$1,350,000	—	—	—	—	$—
	3/5/2021	—	—	—	—	—	—	42,421	1,500,007
	3/5/2021	—	—	—	21,211	42,421	84,842	—	1,500,007
	6/21/2021	—	—	—				165,000	3,295,050
Andrew M. Laurence		250,000	500,000	750,000	—	—	—	—	—
	3/5/2021	—	—	—	—	—	—	14,140	499,990
	3/5/2021	—	—	—	7,070	14,140	28,280	—	499,990
	6/21/2021	—	—	—	—	—	—	70,000	1,397,900
Andrew F. Kaminsky		250,000	500,000	750,000	—	—	—	—	—
	3/5/2021	—	—	—	—	—	—	14,140	499,990
	3/5/2021	—	—	—	7,070	14,140	28,280	—	499,990
	6/21/2021	—	—	—	—	—	—	70,000	1,397,900
Eric F. Seeton		100,000	300,000	400,000	—	—	—	—	—
	3/5/2021	—	—	—	—	—	—	14,140	499,990
	3/5/2021	—	—	—	7,070	14,140	28,280	—	499,990
	6/21/2021	—	—	—	—	—	—	70,000	1,397,900
Kenneth Todd Evans		—	—	—	—	—	—	—	—
	3/5/2021	—	—	—	—	—	—	4,242	149,997
	3/5/2021	—	—	—	2,121	4,242	8,484	—	149,997
	6/21/2021	—	—	—	—	—	—	70,000	1,397,900

(1)Based on achievement of performance targets the bonus payments earned for Fiscal 2021 were as follows: Mr. Kahn $1,215,000, Mr. Laurence $675,000, Mr. Kaminsky $637,500 and Mr. Seeton $450,000. Mr. Evans non-equity incentive plan is a commission on all amounts paid to the Company and/or its subsidiaries or affiliates in connection with the sale of any franchise subject to certain conditions which was $592,701 for Fiscal 2021. These amounts were all paid on March 11, 2022.

(2)Represents PRSUs. The number of shares to be issued under the plan ranges from 0% to 200% of the target based on the achievement of performance targets.

(3)Awards with a grant date of March 5, 2021 represent RSUs that vest on March 5, 2024.

(4)Awards with a grant date of June 21, 2021 represent MPRSUs that will vest two years after the Company’s common stock achieves a total stockholder return of 100% of the grant date closing price of Company’s Common Stock (or $71.96, before giving effect to cash dividends paid during this period) for 10 consecutive trading days, provided the hurdle is achieved within three years of the grant date and the employee remains employed with the Company at the time of vesting.

(5)Amounts in this column reflect the grant date fair value of the RSUs, PRSUs, and MPRSUs granted to each NEO under the Company’s 2019 Omnibus Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board, of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 11 to the Company's audited financial statements for Fiscal 2021, included in our 2021 Annual Report.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information regarding outstanding stock awards held by our NEOs at December 25, 2021. All grants noted below were made under the 2019 Omnibus Plan.

		Number of Securities Underlying Unexercised Options (#)				Stock Awards
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units that have not Vested (#)	Market Value of Units that have not Vested ($) (1)
Brian R. Kahn	12/13/2018	13,889	—	$12.01	12/13/2023	—	$—
	9/12/2019	9,299	—	11.93	9/12/2024	—	—
		—	—	—		550,648	$29,189,850
Andrew M Lawrence	12/13/2018	20,833	—	12.01	12/13/2023	—	—
	9/12/2019	13,948	—	11.93	9/12/2024	—	—
		—	—	—		261,881	$13,882,312
Andrew F. Kaminsky		—	—	—		220,215	$11,673,597
Eric F. Seeton		—	—	—		159,659	$8,463,524
Kenneth Todd Evans		—	—	—		112,085	$5,941,626

(1)Amounts reflect the number of RSUs and the target number of PRSUs that have not vested multiplied by the market value of $53.01 per share, which was the closing market price of the Company's Common Stock on December 25, 2021, the last business day of Fiscal Year 2021.

OPTIONS EXERCISED AND STOCK VESTED

The following table sets forth information regarding stock options exercised or RSUs vested during the year ended December 25, 2021:

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian R. Kahn	—	$—	20,162	$694,178
Andrew M. Laurence	—	$—	26,721	$963,004
Andrew F. Kaminsky	—	$—	25,054	$902,025
Eric F. Seeton	—	$—	13,665	$485,416
Kenneth Todd Evans	—	$—	6,721	$228,245

ACTUAL AND POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

The employment agreements we entered into with each of the NEOs entitle them to certain payments under their respective employment agreements upon certain qualifying terminations. In addition, the employment agreements with Messrs. Kahn, Laurence and Kaminsky entitle them to certain payments as a result of a change of control.

Under the employment agreements with Messrs. Kahn, Seeton, Laurence, Kaminsky and Evans, the named executive is entitled to certain payments as follows:

If their respective employment agreement is terminated for any reason, he will be entitled to receive: (i) base salary that has accrued but is unpaid as of the date of termination; (ii) reimbursement of reasonable and necessary expenses; (iii) any and all other cash earned and deferred through any deferred compensation plan then in effect; and (iv) all other payments and benefits to which he is entitled on the termination date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the termination (collectively, the "Accrued Benefits").

    Subject to the execution of a form release by Messrs. Kahn, Seeton, Laurence and Kaminsky, if the NEO during the employment term of his respective employment agreement is terminated by the Company without Cause or if he resigns for Good Reason, will be entitled to (i) his “Severance Payment,” as described further below; (ii) a lump sum amount equal to the product of (A) the annual cash incentive award in which the termination date occurs based on the actual performance for such fiscal year had the executive’s employment not terminated by (B) a fraction, the numerator of which is the number of days that have elapsed during the annual performance period through the termination date and the denominator of which is 365; and (iii) group health and dental benefits for up to 18 months. The “Severance Payment” will be a payment of one times the sum of: (i) the executive’s base salary and (ii) a pro-rata Target Bonus (as defined in each of their respective employment agreements), calculated by multiplying the Target Bonus times a fraction, the numerator of which is the number of days that have elapsed during the fiscal year of the termination date and the denominator is 365; provided that if the termination occurs on or within the one-year period following a Change of Control (as defined in each of their respective employment agreements), then for Messrs. Kahn, Laurence, and Kaminsky, the payment will be two times the sum of the executive’s (i) base salary and (ii) Target Bonus. The Severance Payment will be paid in equal installments over a 12-month period; however, if the executive’s termination occurs on or within the one-year period following a Change of Control, then the Severance Payments for Messrs. Kahn, Laurence, and Kaminsky will be paid in equal installments over a 24-month period.

Subject to the execution of a form release by Mr. Evans, if during the employment term of his employment agreement he is terminated by the Company without Cause or he resigns for Good Reason, he will be entitled to (i) one (1) times the sum of his base salary provided that, in the case of his resignation for Good Reason, if a reduction in Mr. Evan's base salary constituted a Good Reason for such resignation, then base salary for purposes of calculating the severance payment shall be the amount in effect immediately prior to such reduction and (ii) group health and dental benefits for up to 18 months.

If Messrs. Kahn, Seeton, Laurence, Kaminsky, or Evans' employment is terminated as a result of his death or Disability (other than as a consequence of Employment-Related Death or Disability), he is entitled to his Accrued Benefits.

The following table shows actual and potential payments upon each NEO's termination. The amounts calculated in the table assume the termination occurred on December 25, 2021 and that the NEO was paid in a lump sum payment. The Employment Agreements of Messrs. Kahn, Seeton, Laurence, Kaminsky, and Evans provide for multiple payments.

	Severance Compensation		Benefits and Perquisites
Name	Severance	Bonus	Unvested Stock Awards(1)	Benefits (2)	Total
Brian R. Kahn
Voluntary termination without Good Reason	$—	$—	$—	$—	$—
Voluntary termination for Good Reason	900,000	1,300,000	29,189,850	29,554	31,419,404
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	900,000	1,300,000	29,189,850	29,554	31,419,404
Employment-Related Death or Disability	900,000	1,300,000	29,189,850	29,554	31,419,404
Change in Control	1,800,000	1,800,000	29,189,850	29,554	32,819,404
Other Death	—	—	—	29,554	29,554
Other Disability	—	—	—	29,554	29,554
Qualified Retirement	—	—	—	—	—
Andrew M. Laurence
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	500,000	700,000	13,882,312	29,432	15,111,744
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	500,000	700,000	13,882,312	29,432	15,111,744
Employment-Related Death or Disability	500,000	700,000	13,882,312	29,432	15,111,744
Change in Control	1,000,000	1,000,000	13,882,312	29,432	15,911,744
Other Death	—	—	—	29,432	29,432
Other Disability	—	—	—	29,432	29,432
Qualified Retirement	—	—	—	—	—
Andrew F. Kaminsky
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	500,000	700,000	11,673,597	29,554	12,903,151
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	500,000	700,000	11,673,597	29,554	12,903,151
Employment-Related Death or Disability	500,000	700,000	11,673,597	29,554	12,903,151
Change in Control	1,000,000	1,000,000	11,673,597	29,554	13,703,151
Other Death	—	—	—	29,554	29,554
Other Disability	—	—	—	29,554	29,554
Qualified Retirement	—	—	—	—	—
Eric F. Seeton
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	400,000	600,000	8,463,524	29,554	9,493,078
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	400,000	600,000	8,463,524	29,554	9,493,078
Employment-Related Death or Disability	400,000	—	8,463,524	29,554	8,893,078
Other Death	—	—	—	29,554	29,554
Other Disability	—	—	—	29,554	29,554
Qualified Retirement	—	—	—	29,554	29,554
Kenneth Todd Evans
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	400,000	—	5,941,626	9,719	6,351,345
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	400,000	—	5,941,626	9,719	6,351,345
Employment-Related Death or Disability	400,000	—	5,941,626	9,719	6,351,345
Other Death	—	—	—	9,719	9,719
Other Disability	—	—	—	9,719	9,719
Qualified Retirement	—	—	—	11,202	11,202
(1)Amounts reflect the number of RSUs and the target number of PRSUs that have not vested multiplied by the market value of $53.01 per share, which was the closing market price of the Company's Common Stock on December 25, 2021, the last business day of Fiscal Year 2021.
(2)Amounts reflects the cost of group health and dental benefits.

PAY RATIO

We are providing this pay ratio disclosure to comply with Item 402(u) of Regulation S-K promulgated under the Exchange Act (“Item 402(u)”). The pay ratio disclosed below is a reasonable estimate derived from our internal records using the methodology described below. This information may not be comparable to the ratio that any other company reports because other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
In connection with our determination of our “median employee” for purposes of calculating our pay ratio for our fiscal year ended 2020, we considered employees that were employed as of October 1, 2020. Due to our acquisition of W.S. Badcock Corporation (“Badcock”) in November 2021, we elected to instead consider employees that were employed as of December 25, 2021 (the last day of our fiscal year ended 2021), so that Badcock employees were considered in connection with our determination of our “median employee” for purposes of calculating our pay ratio for our fiscal year ended 2021 (the “2021 Median Employee”). On December 25, 2021, our aggregate U.S. employees consisted of 11,922 full-time employees, 14,204 part-time employees and 449 seasonal employees (collectively, the “2021 Employee Population”).

We identified the 2021 Median Employee by examining the base compensation plus cash bonuses for each of the employees in the 2021 Employee Population, using the following methodology:

•Using internal payroll records, we determined each employee’s base salary or wages plus overtime, as applicable, that we paid during the period from January 1, 2021 through December 31, 2021, which we refer to as the “compensation period.” For any permanent employee (including full-time and part-time employees) that we hired after January 1, 2021 or that was terminated during the compensation period, we annualized his or her base salary or wages plus overtime to reflect what such individual would have earned if he or she had been employed for the entire compensation period.

•We added any cash incentive compensation, sales commission, and other bonus that we actually paid during the compensation period, irrespective of when earned, without making any adjustments with regard to employees that we hired after January 1, 2021.

The total compensation of Brian Kahn, our Chief Executive Officer, and the total compensation of our 2021 Median Employee for the compensation period were $9,310,064 and $13,436, respectively, resulting in a ratio of Mr. Kahn’s compensation to the 2021 Median Employee’s compensation of 692.9 to 1.

AUDIT COMMITTEE REPORT

The Company's management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company's disclosure controls and procedures and internal control over financial reporting. The Company's independent registered accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to U.S. generally accepted accounting principles (GAAP). The Audit Committee of the Board, composed solely of independent directors, meets periodically with management, including the Company's internal auditor and others in the Company, and the Company's independent registered public accounting firm to review and oversee matters relating to the Company's financial statements, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants. In addition, the Audit Committee oversaw effective compliance with the SEC's mandatory rotation requirements for certain members of the engagement team of the Company's independent registered public accounting firm during Fiscal 2021, and, as discussed further below, pre-approved all audit and non-audit services and fees paid to such firm.

The Audit Committee has reviewed and discussed with management and Deloitte, the Company's independent registered public accounting firm, the Company's audited financial statements for Fiscal 2021. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, has discussed with Deloitte its independence from the Company and the Company's management, oversaw effective compliance with the five-year mandatory rotation of certain members of the engagement team of Deloitte, and has considered whether Deloitte's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company's 2021 Annual Report on Form 10-K for the fiscal year ended December 25, 2021.

Members of the Audit Committee

Cynthia S. Dubin (Chair)
Matthew Avril
Patrick A. Cozza

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2022, information regarding beneficial ownership of our capital stock by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;
•each of our directors and director nominees;
•each of our NEOs; and
•all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 1, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown that they beneficially own.

Our calculation of the percentage of beneficial ownership is based on approximately 40,353,865 shares of Common Stock outstanding as of April 1, 2022.

Shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days of April 1, 2022, and RSUs for which shares are issuable within 60 days of April 1, 2022, are deemed to be outstanding for computing the percentage ownership of the person holding those securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015.

	Shares of Common Stock Beneficially Owned
	Number	Voting Percent
5% Stockholders:
Vintage Capital Management, LLC (1)	4,937,726	12.2%
BlackRock, Inc. (2)	2,188,370	5.4%

Named Executive Officers and Directors:
Matthew Avril	123,482	*
Patrick A. Cozza	34,814	*
Thomas Herskovits	28,485	*
Brian R. Kahn (3)	12,347,611	30.6%
Andrew M. Laurence	418,881	1.0%
Andrew F. Kaminsky	49,025	*
Eric F. Seeton	30,089	*
Kenneth Todd Evans	6,721	*
Lee Wright	—	*
Cynthia S. Dubin	—	*
Lisa M. Fairfax	2,117	*
Gary S. Rich	—	*
Nanhi Singh	—	*
All executive officers and directors as a group (13 persons)	13,041,225	32.3%

The shares of Common Stock listed in the table above are rounded up to the nearest whole share.

*Represents beneficial ownership of less than 1%.

(1) Based on Amendment No. 19 to Schedule 13D filed by Vintage Capital Management, LLC ("Vintage"), Kahn Capital Management, LLC and Brian R. Kahn (collectively, the “Vintage Persons”) on May 21, 2021, including notice that (i) the Vintage Persons beneficially own approximately 4,937,726 shares of Common Stock, (ii) the Vintage Persons share voting power with respect to approximately 6,636,255 shares of Common Stock and (iii) Mr. Kahn has sole voting power with respect to approximately 5,696,099 shares of Common Stock. The address for Vintage is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.

(2) Based on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 4, 2022, including notice that BlackRock (i) beneficially owns 2,188,370 shares of Common Stock, (ii) has the sole dispositive power with respect to 2,188,370 shares of Common Stock and (iii) has sole voting power with respect to 2,188,370 shares of Common Stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(3) Mr. Kahn serves as the founder and investment manager of Vintage and disclaims beneficial ownership of these shares and units for all purposes. Amount includes 15,257 shares that vested on March 9, 2021 and 23,188 options that are currently exercisable.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board appointed Deloitte as the Company’s independent registered public accounting firm for Fiscal 2021. Representatives of Deloitte are expected to be present at the 2022 Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents fees for professional services rendered by Deloitte in 2021 for the audit of our annual financial statements for the fiscal years ended December 25, 2021 and December 26, 2020 and fees billed for other services rendered by Deloitte for those years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal period.

Fiscal Year	2021	2020
Audit fees (1)	$4,810,500	$3,808,300
Tax fees (2)	35,000	—
All other fees (3)	—	1,895
Total fees	$4,845,500	$3,810,195

(1) Audit fees consist of fees for professional services rendered for the audit of the Company's financial statements and review of financial statements included in our quarterly reports and services typically provided by the independent auditor in connection with statutory and regulatory filings or engagements. There were no audit-related fees in fiscal years 2021 or 2020.

(2) Tax fees consist of fees for services related to tax compliance, tax planning, tax consultation and tax advice. The amounts included in the table above consist of fees incurred relating to tax compliance, tax credit studies and other tax advisory services.

(3) All other fees consist of license fees for accounting research software.

The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor's independence. Under the policy and procedures, the Audit Committee pre-approves both the type of services to be provided by our independent auditor and the estimated fees related to those services. The Audit Committee must approve any fees for audit and non-audit services that exceed by certain amounts the estimates of fees for such services initially approved. The Audit Committee is advised quarterly in any event on the services performed by and fees paid to the independent auditor year-to-date for the fiscal year.

In determining whether to pre-approve audit or non-audit services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. These factors are considered as a whole and no one factor is necessarily determinative. The Audit Committee considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for audit services and fees for audit-related services, tax services and all other services.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during Fiscal 2021 was compatible with maintaining the independent accountant's independence.

PROPOSAL 2 - ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that our stockholders have the opportunity to provide an advisory, non-binding vote to approve our executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal). Accordingly, our stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of our NEOs as described below, by voting for or against this proposal.

The Compensation Committee of the Board has designed our executive compensation to attract, retain and reward our senior management who play a significant role in the organization’s current and future success. The Compensation Committee and the Board structure executive compensation to motivate these employees and strengthen the mutuality of interests between our senior management and our stockholders by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Compensation Discussion and Analysis.”

We believe that our executive compensation and compensation practices and policies are reasonable in comparison to our peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interests of stockholders and are necessary to attract and retain experienced, highly qualified executives important to our long-term success and the enhancement of stockholder value. The Board believes that our executive compensation achieves these objectives, and, therefore, recommends that stockholders vote “for” the proposal.

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders, and we will consider our stockholders’ concerns and the outcome of this vote when making future compensation decisions regarding our executive officers.

We anticipate that the next vote on a say-on-pay proposal will occur at the 2022 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the advisory approval of the compensation of our NEOs.

PROPOSAL 3 - RATIFICATION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Board's Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for Fiscal 2022. Deloitte has served in this capacity since September 30, 2019. Although ratification is not required under our Bylaws or otherwise, as a matter of good corporate governance, the Audit Committee submits its selection of Deloitte to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered accounting firm in the future. Even if this selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

    No director or executive officer of the Company has any substantial interest in the appointment of Deloitte as the Company's independent registered public accounting firm.

    A representative of Deloitte is expected to attend the 2022 Annual Meeting and will be available to respond to questions. The Deloitte representative will have an opportunity to make a statement during the 2022 Annual Meeting if they so desire to do so.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for Fiscal 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since the beginning of our last completed fiscal year, of which the Company is or was a participant and:

•the amounts involved exceeds $120,000; and
•any of our directors, executive officers or beneficial owners of more than 5% of our Common Stock, or any member of the immediate family of the foregoing persons, has a direct or indirect material interest.

Compensation arrangements for our directors and NEOs for Fiscal 2021 and for our current executive officers are described in other sections of this Proxy Statement.

Messrs. Kahn and Laurence

As of December 25, 2021, Mr. Kahn held approximately 30.6% of the aggregate ownership of the Company's Common Stock directly or through entities under his control, including Vintage.

Vintage and its affiliates held approximately 12.3% of the aggregate voting power of the Company through their ownership of Common Stock as of December 25, 2021. Mr. Kahn and Mr. Laurence are principals of Vintage. Mr. Kahn is a member of the Company's Board and its President and Chief Executive Officer. Mr. Laurence is an Executive Vice President of the Company and served as a member of the Company's Board until the Company's annual meeting of stockholders in May 2021 and served as the Company's Chairman of the Board until March 31, 2020.

Buddy's Franchises. Mr. Kahn's brother-in-law owns three Buddy's franchises. All transactions between the Company's Buddy's segment and Mr. Kahn's brother-in-law are conducted on a basis consistent with other franchisees.

B. Riley Financial Inc. and Bryant Riley (former director)

Bryant Riley, through controlled entities or affiliates held approximately 4.0% of the aggregate ownership of the Company's Common Stock as of December 25, 2021. Mr. Riley was also a member of the Company's Board from September 2018 through March 2020. Prior to the second quarter of 2021, Mr. Riley held greater than 5.0% of the aggregate ownership of the Company's Common Stock, as such, the transactions with Mr. Riley while his ownership was greater than 5.0% included:

January 2021 Underwritten Offering of Preferred Stock. On January 11, 2021, the Company reopened its original issuance of its Series A Preferred Stock, which closed on September 18, 2020 as noted above. The Company completed the reopened underwritten offering on January 15, 2021 in which B. Riley Securities, an affiliate of B. Riley, acted as representative of the underwriters. In connection with the offering B. Riley Securities and the other underwriters in the offering were entitled to an underwriting discount and reimbursement of certain out-of-pocket expenses incurred of approximately $3.0 million and B. Riley Securities was entitled to a structuring fee of $0.3 million.

Debt Commitment Letter and Fee Letter. On January 23, 2021 (as amended and restated on January 29, 2021), in connection with our acquisition of Pet Supplies Plus and the refinancing of our existing indebtedness, the Company and Franchise Group Newco PSP, LLC entered into a debt commitment letter with, among others, BRF Finance Co., LLC (“BRF”), an affiliate of B. Riley, pursuant to which BRF committed to provide, subject to the terms and conditions set forth therein, (i) $100.0 million of a then-contemplated first lien term loan credit facility and (ii) $300.0 million of a then-contemplated senior unsecured term loan credit facility (the “Senior Unsecured Facility”). In connection therewith, on January 23, 2021, the Company and Franchise Group Newco PSP, LLC entered into a fee letter with BRF pursuant to which (a) BRF committed to provide, subject to the terms and conditions set forth therein, $100.0 million of an alternative then-contemplated first lien term loan credit facility (the “Alternative First Lien Facility”) and (b) BRF (or its affiliates) received, on March 10, 2021, (i) a $9.0 million arrangement fee as consideration for BRF’s commitments and agreements with respect to the Senior Unsecured Facility and (ii) a $1.0 million take-out fee as consideration for BRF’s commitments and agreements with respect to the Alternative First Lien Facility.

M. Brent Turner

Mr. Turner was the President and Chief Executive Officer of the Company’s Liberty Tax business which was sold to NextPoint Financial Inc. ("NextPoint") on July 2, 2021 in connection with the Purchase Agreement. The Company previously entered into certain agreements with Revolution Financial, Inc., an entity partially owned by Mr. Turner, which were terminated upon completion of the sale of the Liberty Tax business. During the year ended December 25, 2021, the Company earned less than $0.2 million in royalties related to such agreements. As part of the Liberty Tax divestiture, Mr. Turner received $7.1 million which was paid using shares of NextPoint.

Policy for review of related party transactions

We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our Common Stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board.

SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder proposal may be considered for inclusion in the Company's proxy materials for the 2022 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present a proposal for inclusion in the Company's proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at Franchise Group, Inc.'s principal executive offices at 109 Innovation Court, Suite J, Delaware, Ohio 43015 Attention: Deputy General Counsel, no later than the close of business on December 23, 2022. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

Pursuant to the Company's Bylaws, for any business not included in the proxy statement for the 2022 Annual Meeting to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, notice must be delivered no earlier than the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting and the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company). For the 2023 Annual Meeting, notice must be received no earlier than January 17, 2023 and no later than the later of February 16, 2023. The notice must contain the information required by the Company's Bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our Bylaws relating to stockholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company's Bylaws is available on our website at www.franchisegrp.com under the "Corporate Governance" link, or upon request to Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015, Attention: Deputy General Counsel. The Chair of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board knows of no other matters that will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Brian R. Kahn President and Chief Executive Officer Franchise Group, Inc.

A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 25, 2021 will be furnished without charge to stockholders upon written request directed to the Company’s Corporate Secretary at 109 Innovation Court, Suite J, Delaware, Ohio 43015.

FRG
FRANCHISE GROUP, INC.

Our Story

Franchise Group is an owner and operator of franchised businesses that continually look to grow its portfolio of brands while utilizing its operating and capital allocation philosophies to generate strong cash flow for its shareholders. Franchise Group's business lines include Pet Supplies Plus, American Freight, The Vitamin Shoppe, Badcock Home Furniture & more, Buddy's Home Furnishings and Sylvan Learning. On a combined basis, Franchise Group currently operates over 3,000 locations predominantly located in the U.S. that are either Company-run or operated pursuant to franchising and dealer agreements

Our Workplace

The Company prohibits harassment of any kind – verbal, physical or visual. The Company is firmly committed to providing an inclusive work environment regardless of any discriminating factors. We also seek to provide a safe, secure, and healthy working environment that supports our business and protects our employees and customers from harm

Our Mission

At Franchise Group, being a principles-led company is more than a list of ideals – it is a part of our mission. Our mission is winning customers for life! Franchise Group's Board of Directors has established high ethical standards for the company's employees, officers and directors. The standards and documents are subject to modification from time to time as the Board of Directors deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

Voluntary Electronic Delivery of Proxy Materials

Franchise Group, Inc. encourages shareholders to voluntarily elect to receive all proxy materials electronically. The benefits of eConsent are:

- you receive immediate and convenient access to the materials
- you can help reduce our impact on the environment
- you can help us to reduce our printing and mailing costs

Our Commitment to the Environment

As a Good Corporate Citizen, Franchise Group is committed to safeguarding the environment. Guided by our strong sense of purpose we implement safe and sustainable business practices, minimize environmental impact across our value chain and comply with applicable laws and regulations.

Shareholders of Record

Enroll at
www.shareowneronline.com

Beneficial Owners

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www.proxyvote.com

Environmental Impact Statement

Combined with your adoption of electronic delivery of proxy materials, and the elimination of 2,398 sets of proxy materials, we can reduce the impact on the environment by:

- Using fewer tons of wood, or the equivalent of 18 trees
- Saving 16,000 gallons of water
- Using 19.1 million fewer BTUs, or the equivalent of the amount of energy used by 23 efrigerators for one year
- Eliminating 883 pounds of solid waste
- Using 13,500 fewer pounds of GHG, including CO_2, or the emissions of 1.2 automobiles running for one year
- Eliminating 1.2 pounds of hazardous air pollutants

Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

FRG FRANCHISE GROUP, INC.
WWW.FRANCHISEGRP.COM
FSC® C007915 The mark of responsible forestry FSC www.fsc.org

FRG FRANCHISE GROUP, INC.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting will be available for a short portion during the meeting. Voting instructions are found in the Proxy Statement. We recommend voting prior to the meeting using the following methods:

INTERNET/MOBILE – www.proxypush.com/frg
Use the Internet to vote your proxy.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 16, 2022.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote "FOR" All Director Nominees Listed in Proposal 1 and "FOR" Proposals 2 and 3.

1. Election of directors:

01 Matthew Avril
02 Cynthia Dubin
03 Lisa M. Fairfax
04 Thomas Herskovits
05 Brian R. Kahn
06 Gary S. Rich
07 Nanhi Singh

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Franchise Group, Inc.

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2022
10:30 a.m., Eastern Time

Virtual Meeting

To register for the virtual meeting, please follow the instructions below:

- Visit **register.proxypush.com/frg** on your smartphone, tablet or computer.
- As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card.
- After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Franchise Group, Inc.
109 Innovation Ct., Suite J
Delaware, OH 43015

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2022.

The shares represented by this proxy, when properly executed, will be voted as directed on the reverse side.

If no such directions are given, this proxy will be voted "FOR" all director nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Brian R. Kahn, Eric Seeton and Tiffany McMillan-McWaters, and each of them with full power of substitution, to represent and to vote all of your shares that you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof.

See reverse for voting instructions.